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                       STOCK AND ASSET PURCHASE AGREEMENT

                                     between

                             SMITHKLINE BEECHAM plc

                                       and

                                   PFIZER INC


                          Dated as of November 23, 1994


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- - --------------------------------------------------------------------------------

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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                    ARTICLE I
                            DEFINITIONS AND TERMS. . . . . . . . . . . . . .   2

Section 1.1   Certain Definitions. . . . . . . . . . . . . . . . . . . . . .   2
Section 1.2   Other Terms. . . . . . . . . . . . . . . . . . . . . . . . . .  16
Section 1.3   Other Definitional Provisions .. . . . . . . . . . . . . . . .  16

                                   ARTICLE II
                               PURCHASE AND SALE . . . . . . . . . . . . . .  17

Section 2.1   Purchase and Sale of Shares. . . . . . . . . . . . . . . . . .  17
Section 2.2   Purchase and Sale of Assets. . . . . . . . . . . . . . . . . .  17
Section 2.3   Purchase Price . . . . . . . . . . . . . . . . . . . . . . . .  25
Section 2.4   Allocation of the Aggregate Purchase Price . . . . . . . . . .  34
Section 2.5   Closing; Delivery and Payment. . . . . . . . . . . . . . . . .  36


                                   ARTICLE III
                       REPRESENTATIONS AND WARRANTIES OF SB. . . . . . . . .  39

Section 3.1   Organization of Seller Corporations  . . . . . . . . . . . . .  39
Section 3.2   Authority of SB; Binding Effect. . . . . . . . . . . . . . . .  40
Section 3.3   Conveyed Subsidiaries. . . . . . . . . . . . . . . . . . . . .  40
Section 3.4   Non-Contravention. . . . . . . . . . . . . . . . . . . . . . .  41
Section 3.5   Consents and Approvals . . . . . . . . . . . . . . . . . . . .  43
Section 3.6   Financial Information; Books and Records . . . . . . . . . . .  43
Section 3.7   Absence of Certain Changes or Events . . . . . . . . . . . . .  43
Section 3.8   Litigation and Claims. . . . . . . . . . . . . . . . . . . . .  46
Section 3.9   Compliance with Laws . . . . . . . . . . . . . . . . . . . . .  46
Section 3.10  Product Registrations;
              Regulatory Compliance .. . . . . . . . . . . . . . . . . . . .  48
Section 3.11  Environmental Matters. . . . . . . . . . . . . . . . . . . . .  50
Section 3.12  Material Contracts . . . . . . . . . . . . . . . . . . . . . .  53
Section 3.13  Intellectual Property. . . . . . . . . . . . . . . . . . . . .  58
Section 3.14  Real Property. . . . . . . . . . . . . . . . . . . . . . . . .  61
Section 3.15  Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
Section 3.16  Inventories. . . . . . . . . . . . . . . . . . . . . . . . . .  65
Section 3.17  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
Section 3.18  Employee Benefits. . . . . . . . . . . . . . . . . . . . . . .  69
Section 3.19  Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . .  77
Section 3.20  Receivables. . . . . . . . . . . . . . . . . . . . . . . . . .  78
Section 3.21  Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
Section 3.22  Business Plans . . . . . . . . . . . . . . . . . . . . . . . .  79

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                                                                            PAGE
                                                                            ----

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF PURCHASER. . . . . . .  80

Section 4.1   Organization and Qualification . . . . . . . . . . . . . . . .  80
Section 4.2   Corporate Authorization. . . . . . . . . . . . . . . . . . . .  80
Section 4.3   Binding Effect . . . . . . . . . . . . . . . . . . . . . . . .  80
Section 4.4   Non-Contravention. . . . . . . . . . . . . . . . . . . . . . .  80
Section 4.5   Consents and Approvals . . . . . . . . . . . . . . . . . . . .  81
Section 4.6   Financial Capability . . . . . . . . . . . . . . . . . . . . .  81
Section 4.7   Securities Act . . . . . . . . . . . . . . . . . . . . . . . .  81

                                    ARTICLE V
                                    COVENANTS. . . . . . . . . . . . . . . .  82

Section 5.1   Access . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
Section 5.2   Conduct of Business .. . . . . . . . . . . . . . . . . . . . .  84
Section 5.3   Best Efforts; Good Faith;
              Environmental Transfer Requirements. . . . . . . . . . . . . . .87
Section 5.4   Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . .88
Section 5.5   Post-Closing Obligations to Employees. . . . . . . . . . . . . 107
Section 5.6   Certain Dividends, Etc.. . . . . . . . . . . . . . . . . . . . 126
Section 5.7   Notification of Certain Matters. . . . . . . . . . . . . . . . 127
Section 5.8   Further Assurances . . . . . . . . . . . . . . . . . . . . . . 128
Section 5.9   Resignations . . . . . . . . . . . . . . . . . . . . . . . . . 128
Section 5.10  Bulk Transfer Laws . . . . . . . . . . . . . . . . . . . . . . 128
Section 5.11  Non-Competition. . . . . . . . . . . . . . . . . . . . . . . . 129
Section 5.12  Use of Corporate Names . . . . . . . . . . . . . . . . . . . . 135
Section 5.13  License Agreements . . . . . . . . . . . . . . . . . . . . . . 136
Section 5.14  Transitional Services. . . . . . . . . . . . . . . . . . . . . 136
Section 5.15  Supply Agreement . . . . . . . . . . . . . . . . . . . . . . . 136
Section 5.16  Patent and Trade Mark Transition Agreement . . . . . . . . . . 136
Section 5.17  Post-Closing Transfers . . . . . . . . . . . . . . . . . . . . 137
Section 5.18  Compliance with WARN, etc. . . . . . . . . . . . . . . . . . . 138
Section 5.19  Rixensart Antibiotics Facility . . . . . . . . . . . . . . . . 138
Section 5.20  Hedging Contracts. . . . . . . . . . . . . . . . . . . . . . . 139
Section 5.21  Certain FDA Tests. . . . . . . . . . . . . . . . . . . . . . . 139

                                   ARTICLE VI
                            CONDITIONS TO CLOSING. . . . . . . . . . . . . . 140

Section 6.1  Conditions to the Obligations of Purchaser and
             Seller Corporations . . . . . . . . . . . . . . . . . . . . . . 140
Section 6.2  Conditions to the Obligations of Purchaser. . . . . . . . . . . 141
Section 6.3  Conditions to the Obligations of Seller
             Corporations  . . . . . . . . . . . . . . . . . . . . . . . . . 143

                                                                            PAGE
                                                                            ----

                                   ARTICLE VII
                          SURVIVAL AND INDEMNIFICATION . . . . . . . . . . . 144

Section 7.1  Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . . 144
Section 7.2  Indemnification by Purchaser. . . . . . . . . . . . . . . . . . 146
Section 7.3  Indemnification by SB . . . . . . . . . . . . . . . . . . . . . 147
Section 7.4  Indemnification Procedures. . . . . . . . . . . . . . . . . . . 151
Section 7.5  Characterization of Indemnification Payments. . . . . . . . . . 155
Section 7.6  Computation of Losses Subject to
             Indemnification . . . . . . . . . . . . . . . . . . . . . . . . 156
Section 7.7  Certain Other Matters . . . . . . . . . . . . . . . . . . . . . 157

                                  ARTICLE VIII
                                   TERMINATION . . . . . . . . . . . . . . . 157

Section 8.1  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . 157
Section 8.2  Effect of Termination . . . . . . . . . . . . . . . . . . . . . 158

                                   ARTICLE IX
                                  MISCELLANEOUS. . . . . . . . . . . . . . . 159

Section 9.1  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . 159
Section 9.2  Amendment; Waiver . . . . . . . . . . . . . . . . . . . . . . . 160
Section 9.3  Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . 161
Section 9.4  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . 161
Section 9.5  Fulfillment of Obligations. . . . . . . . . . . . . . . . . . . 161
Section 9.6  Parties in Interest . . . . . . . . . . . . . . . . . . . . . . 162
Section 9.7  Public Disclosure . . . . . . . . . . . . . . . . . . . . . . . 162
Section 9.8  Return of Information . . . . . . . . . . . . . . . . . . . . . 162
Section 9.9  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . 163
Section 9.10 Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . 163
Section 9.11 Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . 164
Section 9.12 Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . 164
Section 9.13 Value Added Taxes . . . . . . . . . . . . . . . . . . . . . . . 164
Section 9.14 Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . 166
Section 9.15 Severability. . . . . . . . . . . . . . . . . . . . . . . . . . 166
Section 9.16 Effect of Purchaser Definition. . . . . . . . . . . . . . . . . 167
Section 9.17 Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . 167

          STOCK AND ASSET PURCHASE AGREEMENT, dated as of November 23, 1994, between SMITHKLINE BEECHAM plc, an English Corporation ("SB") (SB and the other Shares Selling Corporations (as defined below) and Asset Selling Corporations (as defined below) are sometimes referred to, collectively, as the "SELLER CORPORATIONS") and Pfizer Inc, a Delaware corporation ("PFIZER") (Pfizer and the Purchaser Affiliates (as defined below) are sometimes referred to, collectively, as the "PURCHASER").


                              W I T N E S S E T H :

          WHEREAS, SB through certain of its Subsidiaries is engaged in the Animal Health Business (as defined below);

          WHEREAS, the Shares Selling Corporations are the record and beneficial owners of issued and outstanding shares of common stock of certain Subsidiaries (as defined below) of SB as listed on Schedule 3.3(a) (the "CONVEYED SUBSIDIARIES");

          WHEREAS, the Asset Selling Corporations own the Conveyed Assets (as defined below); and

          WHEREAS, the parties hereto desire that SB shall cause the Shares Selling Corporations to sell and transfer to Purchaser and Purchaser shall purchase from the Shares Selling Corporations all of the issued and outstanding common stock of the Conveyed Subsidiaries owned by them (the "SHARES"), and that SB shall cause the Asset Selling Corporations to sell and transfer to Purchaser and Purchaser shall purchase from the Asset Selling Corporations all of the Conveyed Assets and assume all of the Assumed Liabilities (as defined below) upon the terms and conditions set forth herein;

          NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:


                                    ARTICLE I

                              DEFINITIONS AND TERMS

          Section 1.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

"ABO" shall have the meaning set forth in Section 5.5(b)(ii)(1) hereto.

"ACCOUNTING FIRMS" shall have the meaning set forth in Section 2.3(d) hereto.

"ACCOUNTING REFEREE" shall have the meaning set forth in Section 2.3(f) hereto.

"AFFECTED PARTY" shall have the meaning set forth in Section 5.4(e)(iv) hereto.

"AFFILIATE" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made.

"AGGREGATE PAYMENT" shall have the meaning set forth in Section 2.3(a) hereto.

"AGGREGATE PURCHASE PRICE" shall have the meaning set forth in Section
     2.3(a)(ii) hereto.

"AGREEMENT" shall mean this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

"ALLOCATION" shall have the meaning set forth in Section 2.4 hereto.

"ANIMAL HEALTH BUSINESS" shall mean the worldwide business of developing, manufacturing and distributing animal health products as conducted on the date hereof by SB and its Subsidiaries.

"ASSET PURCHASE PRICE" shall have the meaning set forth in Section 2.3(a)(ii) hereto.

"ASSET SELLING CORPORATIONS" shall mean those entities listed on Schedule 1.1(a) hereto.

"ASSUMED CONTRACTS" shall have the meaning set forth in Section 2.2(b) hereto.

"ASSUMED LIABILITIES" shall have the meaning set forth in Section 2.2(c) hereto.

"BARCLAY'S LIBOR" shall mean the London interbank offered rate as specified by Reuters.

"BIOTECHNOLOGIES AND BIOTECHNOLOGICAL MATERIALS LICENSE AGREEMENT" shall have the meaning set forth in Section 5.13(a).

"BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

"CLAIM" shall have the meaning set forth in Section 7.4 hereto.

"CLAIM NOTICE" shall have the meaning set forth in Section 7.4 hereto.

"CLOSING" shall mean the closing of the transactions contemplated by this Agreement.

"CLOSING DATE" shall have the meaning set forth in Section 2.5(a) hereto.

"CLOSING DATE AMOUNT" shall have the meaning set forth in Section 5.5(b)(ii)(1) hereto.

"CLOSING DEBTORS/CREDITORS STATEMENT" shall have the meaning set forth in
     Section 2.3(b)(i) hereto.

"CLOSING INVENTORIES STATEMENT" shall have the meaning set forth in Section
     2.3(b)(ii) hereto.

"CLOSING SALES STATEMENT" shall have the meaning set forth in Section
     2.3(b)(iii) hereto.

"CLOSING STATEMENTS" shall have the meaning set forth in Section 2.3(b)(iii) hereto.

"COBRA" shall have the meaning set forth in Section 3.18(a)(x).

"CODE" shall mean the Internal Revenue Code of 1986, as amended.

"COMPETITION LAWS" shall mean statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

"CONFIDENTIALITY AGREEMENT" shall mean the Confidentiality Agreement, dated October 7, 1994 between Purchaser and SB.

"CONVEYED ASSETS" shall have the meaning set forth in Section 2.2(a) hereto, it being understood that the Conveyed Assets do not include the Excluded Assets or the Shares.

"CONVEYED SUBSIDIARIES" shall mean those Subsidiaries or Affiliates of SB which, as of the date of this Agreement, are involved in the Animal Health Business and are listed on Schedule 3.3(a) hereto.

"CREDITORS" shall mean all third party and intercompany trade payables due to suppliers for goods and services, accruals, deferred income and all other amounts payable normally reported within line references 60609090 and 60809090 of SB's chart of accounts used for group reporting purposes.

"CPA FIRM" shall have the meaning set forth in Section 5.4(d)(iii) hereto.

"DEBTORS" shall mean all trade receivables from third party customers, net of provisions for doubtful accounts, prepayments, accrued income and all other amounts receivable normally reported within line reference 60409090 of SB's chart of accounts used for group reporting purposes.

"DEEMED CLOSING DATE" shall have the meaning set forth in Section 2.3(b)(iii).

"DOMESTIC" refers to either a Plan or the portion of the Animal Health Business which is primarily subject to, and governed by, the Laws of the United States of America and its political subdivisions or to an Employee of such portion of the Animal Health Business.

"DUE DATE" shall mean, with respect to any Tax Return, the date such return is due to be filed (taking into account all applicable extensions).

"EMPLOYEE" shall mean any active employee of a Conveyed Subsidiary or an employee of an Asset Selling Corpo-ration employed by the Animal Health Business as of the Closing Date and any such employee absent on leave on the Closing Date to whom Purchaser is required to offer employment by Section 5.5(a)(ii) hereof.

"ENVIRONMENTAL LAW" shall mean any applicable federal, state, local or foreign law, common law, statute, ordinance, rule, regulation, code, order, judgment, decree or injunction as in effect at the Closing Date relating directly or indirectly to (w) the environmental aspects of product approvals including occupational health and safety, (x) the protection of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface land), (y) occupational safety and health, or (z) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labelling, protection, release or disposal of Hazardous Materials or Return Goods.

"ENVIRONMENTAL LIABILITY" means any Liability resulting from failure to comply with any requirement of an Environmental Law; from failure to obtain or comply with any required Environmental Permit; from a Remedial Action; or from harm or injury to any person, to public health, or to the environment as a result of actual or threatened exposure to Hazardous Materials or Return Goods.

"ENVIRONMENTAL PERMITS" means all permits, approvals, identification numbers, licenses, certificates, executions, approvals and other authorizations required under any applicable Environmental Law.

"EQUIPMENT" shall have the meaning set forth in Section 2.2(a)(ii) hereto.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"ERISA AFFILIATE" shall mean any trade or business (whether or not incorporated) that together with any Seller Corporation would have been deemed a "single employer" within the meaning of Section 4001(b) of

     ERISA at any time within the five-year period ending on the Closing Date.

"EXCLUDED ASSETS" shall mean, with respect to any Asset Selling Corporation, (i) all assets not relating to the Animal Health Business, (ii) all cash and cash equivalents, (iii) all losses, loss carry forwards and rights to receive refunds, credits and credit carry forwards with respect to any and all Taxes, to the extent attributable to a taxable period ending on or prior to the Closing Date, including, without limitation, interest thereon,
     (iv) the assets listed on Schedule 1.1(b)(i) hereto, (v) the employees of the Animal Health Business listed in Schedule 1.1(b)(ii) hereto; (vi) the Intellectual Property listed in Schedules 3.13(a)(ii) and 3.13(d)(ii);
     (vii) all Intellectual Property rights in the technologies and materials which are referred to in Exhibit D; and (viii) subject to the licenses provided to the Purchaser pursuant to this Agreement, all Intellectual Property relating to the manufacture, use and sale of amoxicillin, mupiricin, amoxicillin-clavulanate, ampicillin and cloxycillin anti-infective products; provided, however, that but for the trademarks listed in Schedule 3.13(d)(ii) the Trademark Rights in such products are not Excluded Assets.

"EXCLUDED LIABILITIES" shall have the meaning set forth in Section 2.2(d) hereto.

"EXCLUDED ENVIRONMENTAL LIABILITIES" shall mean all Environmental Liability associated with or arising from (a) all facilities, other than those transferred pursuant to this Agreement, formerly or currently owned, leased or operated by the Animal Health Business, the Conveyed Subsidiaries or the Asset Selling Corporations or (b) all off-site locations not used by Purchaser where the Animal Health Business, the Conveyed Subsidiaries or the Asset Selling Corporations, directly or through third parties, disposed, stored or treated, or arranged for the disposal, storage or treatment of, Hazardous Materials or Return Goods prior to the Closing Date or (c) wholly pre-Closing acts, omissions, or conditions or harm or injury to employees, third parties, public health or the environment resulting from wholly pre-Closing acts or omissions of the Animal Health Business, which wholly pre-Closing acts, omissions, or conditions or harm or injury to employees, third parties, public health or the environment creates liability under any Environmental Law or which results in violation as of the Closing of any Environmental Permit.

"FINAL CREDITORS" shall have the meaning set forth in Section 2.3(f) hereto.

"FINAL DEBTORS" shall have the meaning set forth in Section 2.3(f) hereto.

"FINAL INVENTORIES" shall have the meaning set forth in Section 2.3(f) hereto.

"FINAL NET SALES" shall have the meaning set forth in Section 2.3(f) hereto.

"FINANCIAL STATEMENTS" shall mean the Financial Statements and related notes set forth in Schedule 3.6

"FOREIGN" refers to a country other than the United States of America or to a Plan other than a Domestic Plan or to a portion of the Animal Health Business which is not Domestic or to an Employee who is not a Domestic Employee.

"GOVERNMENTAL AUTHORITY" shall mean any supranational, national, federal, state or local judicial, legislative, executive or regulatory authority.

"GOVERNMENTAL AUTHORIZATION" shall mean all licenses, permits, certificates and other authorizations and approvals required to carry on the Animal Health Business as currently conducted under the applicable laws, ordinances or regulations of any Governmental Authority.

"GOVERNMENTAL ORDER" shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"HAZARDOUS MATERIALS" shall mean all materials regulated by law as capable of causing harm or injury to human health or the environment, including, without limi-tation, (a) Hazardous Substances, (b) friable asbestos containing material or polychlorinated biphenyls, (c) substances and preparations which are dangerous for the environment as defined in Council Directive 92/32/EEC of the European Community, (d) animal carcasses, infectious waste, or medical waste within the meaning of 40 CFR Part 259, (e) materials designated as carcinogens or reproductive toxicants by IARC, NTP, EPA, OSHA, or NIOSH,
     (f) highly toxic materials as defined by OSHA in 29 CFR 1910.1200, or (g) radioactive materials.

"HAZARDOUS SUBSTANCES" shall mean any hazardous substances within the meaning of 101(14) of CERCLA, 42 U.S.C. Section 9601(14), or any pollutant or constituent that is regulated under any Environmental Law.

"HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"INDEMNIFIED PARTIES" shall have the meaning set forth in Section 7.3(a) hereto.

"INDEMNIFYING PARTY" shall have the meaning set forth in Section 7.4 hereto.

"INSTRUMENTS OF ASSIGNMENT AND ASSUMPTION" shall have the meaning set forth in
     Section 2.5(b)(ii) hereto.

"INTELLECTUAL PROPERTY" shall mean Trademark Rights, inventions, discoveries, trade secrets, know-how and ideas, rights in research and development, and commercially practiced processes and inventions, whether patentable or not in any jurisdiction, Patent Rights in any jurisdiction, copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

"INVENTORIES" shall mean all inventory, including raw materials, packaging supplies, work-in-process or finished goods owned by each of the Conveyed Subsidiaries or Asset Selling Corporations and relating primarily to the Animal Health Business.

"IRS" shall mean the Internal Revenue Service of the United States.

"KNOWLEDGE OF SB" shall mean the knowledge, after due inquiry of (or, in the absence of such inquiry, what reasonably could have been known by), a senior executive or, with respect to the environmental and health and safety provisions, as well as the employee benefit provisions, of this Agreement, an environmental or health and safety manager or a human resources manager, as appropriate, of SB or one of its Subsidiaries engaged in the Animal Health Business.

"LAWS" shall include any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree and shall specifically include the Federal Food Drug & Cosmetic Act, as amended; The Virus Serum & Toxin Act, as amended; The Federal Insecticide, Fungicide & Rodenticide Act, as amended; their foreign counterparts and all other federal and state statutes, rules, administrative orders, decrees, administrative and judicial decisions and any other executive or legislative proclamation intended to or in fact having the effect of regulating veterinary drug, biological or pesticide products.

"LEASES" shall have the meaning set forth in Section 3.14(a) hereto.

"LEASED PROPERTY" shall have the meaning set forth in Section 3.14(a) hereto.

"LEASED REAL PROPERTY" shall have the meaning set forth in Section 2.2(a) hereto.

"LIABILITIES" shall mean any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

"LIENS" shall mean any lien, security interest, mortgage, charge or similar encumbrance.

"LOSSES" shall have the meaning set forth in Section 7.2(a) hereto.

"MATERIAL ADVERSE EFFECT" shall mean an effect that is materially adverse to the business results, opera-tions or financial condition of the Animal Health Business taken as a whole or of any Significant Segment, but shall exclude any effect resulting from general economic conditions or any occurrence or condition affecting the animal health industry generally.

"MATERIAL CONTRACTS" shall have the meaning set forth in Section 3.12(a) hereto.

"MIXED USE INTELLECTUAL PROPERTY LICENSE AGREEMENT" shall have the meaning set forth in Section 5.13(c) hereto.

"MIXED USE TRADEMARK LICENSE AGREEMENT" shall have the meaning set forth in
     Section 5.13(b) hereto.

"NONCOMPETITION PAYMENT" shall have the meaning set forth in Section 2.3
     (a)(iii) hereto.

"NOTICE PERIOD" shall have the meaning set forth in Section 7.4 hereto.

"OWNED REAL PROPERTY" shall have the meaning set forth in Section 2.2(a)(i) hereto.

"PATENT RIGHTS" means patents, patent applications and supplementary protection certificates together with any extensions, future extension mechanisms, divisions, continuations, continuations-in-part, patents of addition, reexaminations and reissues of such patents, patent applications and supplementary protection certificates and any subsequent filings in any country claiming priority therefrom.

"PATENT AND TRADEMARK TRANSITION AGREEMENT" shall have the meaning set forth in
     Section 5.16 hereto.

"PAYOR" shall have the meaning set forth in Section 5.4(d)(iii) hereto.

"PBO" shall have the meaning set forth in Section 5.5(b)(ii)(1) hereto.

"PENSION ASSETS" shall have the meaning set forth in Section 5.5(b)(ii) hereto.

"PENSION PLAN EMPLOYEES" shall have the meaning set forth in Section 5.5(b)(ii) hereto.

"PENSION TRANSFER AMOUNT" shall have the meaning set forth in Section
     5.5(b)(ii).

"PERMITS" shall have the meaning set forth in Section 3.9(b) hereto.

"PERMITTED ENCUMBRANCES" shall mean (i) all liens, security interests, mortgages, charges or encumbrances approved in writing by the Purchaser,
     (ii) statutory liens, security interests, mortgages, charges or encumbrances arising out of operation of Law with respect to a Liability incurred in the ordinary course of business and which is not delinquent,
     (iii) such liens, security interests, mortgages, charges or encumbrances and other imperfections of title as do not materially detract from the value or impair the use of the property subject thereto, or (iv) liens for taxes not yet subject to penalties for non-payment or which are being actively contested in good faith by appropriate proceedings.

"PERSON" shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization.

"PFIZER" shall have the meaning set forth in the recitals hereto.

"PLAN" shall mean any employee benefit or compensation plan, program, agreement or arrangement, whether qualified under applicable Law or not, maintained (or contributed to or required to be contributed to) by any Seller Corporation, for the benefit of any employee or former employee who is an Animal Health Business Employee. The term "Plans" shall include both Domestic Plans and Foreign Plans unless otherwise specified.

"POSTRETIREMENT TRANSFER AMOUNT" shall have the meaning set forth in Section
     5.5(j) hereto.

"PREPARER" shall have the meaning set forth in Section 5.4(d)(iii) hereto.

"PRODUCT REGISTRATIONS" shall have the meaning set forth in Section 3.10(a) hereto.

"PURCHASER AFFILIATES" shall mean the Subsidiaries wholly-owned (except for any directors' qualifying or nominee shares) by Pfizer to be designated by Pfizer in a writing delivered to SB at the Closing.

"PURCHASER" shall have the meaning set forth in the recitals.

"PURCHASER COMPETITIVE BUSINESS" shall have the meaning set forth in Section
     5.11(a) hereto.

"PURCHASER INDEMNIFIED PARTIES" shall have the meaning set forth in Section
     7.3(a) hereto.

"PURCHASER'S NOTICE" shall have the meaning set forth in Sections 5.5(iv)(A) and 5.5(b)(iv)(A).

"PURCHASER PENSION PLAN" shall have the meaning set forth in Section 5.5(b)(ii) hereto.

"PURCHASER SAVINGS PLAN" shall have the meaning set forth in Section 5.5(b)(i) hereto.

"REAL PROPERTY" shall have the meaning set forth in Section 3.14(a) hereto.

"RECIPIENT" shall have the meaning set forth in Section 5.4(e)(i) hereto.

"RELEASE" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

"REMEDIAL ACTION" shall mean any action or proceeding required by an Environmental Law or required to prevent an imminent risk to human health or the environment commenced to (a) cause the removal of any Hazardous Materials or Return Goods, or (b) to correct or prevent an environmental problem resulting from the prior treatment, storage or disposal of Hazardous Materials or Return Goods or to recover the cost of either by a government agency or third party.

"RETURN GOODS" shall mean, with respect to environmental matters only, products returned, product rejects and off-specification products.

"SAVINGS PLAN EMPLOYEES" shall have the meaning set forth in Section 5.5(b)(i) hereto.

"SB" shall have the meaning set forth in the recitals hereto.

"SBC" shall mean SmithKline Beecham Corporation, a Pennsylvania corporation.

"SBC PENSION PLAN" shall have the meaning set forth in Section 5.5(b)(ii) hereto.

"SBC SAVINGS PLAN" shall have the meaning set forth in Section 5.5(b)(i) hereto.

"SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

"SELLER CORPORATIONS" shall have the meaning set forth in the heading of this Agreement.

"SELLER INDEMNIFIED PARTIES" shall have the meaning set forth in Section 7.2(a) hereto.

"SELLER PATENT RIGHTS" shall have the meaning set forth in Section 3.13(a) hereto.

"SELLER TRADEMARK RIGHTS" shall have the meaning set forth in Section 3.13(d) hereto.

"SETTLING PARTY" shall have the meaning set forth in Section 5.4(e)(iv) hereto.

"SHARES" shall have the meaning set forth in the recitals hereto.

"SHARES PURCHASE PRICE" shall have the meaning set forth in Section 2.3(a)(i) hereto.

"SHARES SELLING CORPORATION" shall mean those entities listed on Schedule 1.1(c) hereto.

"SIGNIFICANT SEGMENT" shall mean the following segments of the Animal Health
     Business, in each case taken as a whole: (i) North American business and operations relating to companion animals; (ii) North American business and operations, excluding the business and operations relating to companion animals; (iii) European business and operations; and (iv) International business and operations, excluding European business and operations.

"STATEMENTS OF ASSETS AND LIABILITIES" shall have the meaning set forth in
     Section 2.3(l) hereto.

"STRADDLE PERIOD" shall have the meaning set forth in Section 5.4(c) hereto.

"SUBSIDIARY" shall mean an entity as to which SB or the Purchaser, as the case may be, owns directly or indirectly 50% or more of the voting power or other similar interests.

"TARGET BUSINESS" shall have the meaning set forth in Section 5.11(b) hereto.

"TAX AUDIT" shall have the meaning set forth in Section 5.4(e)(i) hereto.

"TAX ITEM" shall mean, with respect to Taxes, any item of income, gain, deduction, loss or credit or any other tax attribute.

"TAX LAW" shall mean any Law relating to Taxes.

"TAX RETURNS" shall mean all reports and returns required to be filed with respect to Taxes relating to and including the operations of the Animal Health Business.

"TAX SHARING AGREEMENT" shall mean any written agreement or other arrangement between any Conveyed Subsidiary and SB or an Affiliate thereof (other than another Conveyed Subsidiary) providing for the allocation or apportionment of Taxes.

"TAXES" shall mean all federal, state, local or foreign taxes, including, but not limited to, income, gross receipts, windfall profits, alternative minimum, value added, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"TRADENAME AND TRADEMARK AGREEMENT" shall have the meaning set forth in Section
     5.12 hereto.

"TRADEMARK RIGHTS" shall mean trademarks, service marks, brand names, certification marks, trade dress, goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application.

"TRANSFER TAXES" shall have the meaning set forth in Section 5.4(f) hereto.

"TRANSITIONAL SERVICES AGREEMENT" shall have the meaning set forth in Section
     5.14 hereto.

"U.K. GAAP" shall mean United Kingdom generally accepted accounting principles and practices in effect from time to time as consistently applied by SB.

"WARN" shall mean the Worker Adjustment and Retraining Notification Act.

          Section 1.2 OTHER TERMS. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

          Section 1.3  OTHER DEFINITIONAL PROVISIONS.

          (a) The words "HEREOF", "HEREIN", "HERETO" and "HEREUNDER" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

          (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

          (c)  The terms "DOLLARS" and "$" shall mean United States dollars.

          (d) The word "INCLUDING" shall mean including without limitation and the words "include" and "includes" shall have corresponding meanings.



                                   ARTICLE II

                                PURCHASE AND SALE

          Section 2.1 PURCHASE AND SALE OF SHARES. On the terms and subject to the conditions set forth herein, at the Closing, SB agrees to cause each Shares Selling Corporation to sell to Purchaser, and Purchaser agrees to purchase from each Shares Selling Corporation, free and clear of all Liens, the Shares owned by such Shares Selling Corporation.

          Section 2.2  PURCHASE AND SALE OF ASSETS.
          (a) On the terms and subject to the conditions set forth herein, at the Closing, SB agrees to cause each

Asset Selling Corporation to sell, convey, assign and transfer to the Purchaser and the Purchaser agrees to purchase, acquire and accept from each Asset Selling Corporation, free and clear of all Liens, other than Permitted Encumbrances, all of the respective Asset Selling Corporation's rights, title and interest in the assets, properties and rights of such Asset Selling Corporation relating to the Animal Health Business, of every kind and description, wherever located, whether tangible or intangible, real, personal or mixed, as the same shall exist as of the Closing (collectively, the "CONVEYED ASSETS"), including those certain assets set forth below, but excluding the Excluded Assets and the Shares. The Conveyed Assets shall include the assets, properties and rights described in the following clauses (i) through (xii): (i) the real property, together with all buildings, fixtures and improvements erected thereon, owned by Asset Selling Corporations (the "OWNED REAL PROPERTY") set forth on Schedule 2.2(a)(i)(A) (in the case of real property located in Rixensart, Belgium, such property to be divided to deliver to the Purchaser the antibiotics facility delineated on the map attached hereto as Exhibit L and Purchaser to conduct its post-Closing operation of such antibiotics facility and services to be provided in support of the operation of such antibiotics facility in accordance with Exhibit K attached) and the leasehold interests, including any prepaid rent, security deposits and options to renew or purchase in connection therewith, of Asset Selling Corporations in real property (the "LEASED REAL PROPERTY") set forth on
Schedule 2.2(a)(i)(B); (ii) the furniture, equipment, machinery, supplies, vehicles, spare parts, tools, personal property and other tangible property owned, used, leased or licensed by Asset Selling Corporations and relating to the Animal Health Business (the "EQUIPMENT"); (iii) the Assumed Contracts; (iv) the Inventories of the Asset Selling Corporations; (v) all rights to the Intellectual Property owned, utilized or licensed (subject to the terms of such licenses) by the Asset Selling Corporations relating to the Animal Health Business; (vi) Product Registrations (and applications therefor) owned, utilized or licensed (subject to the terms of such licenses) by the Asset Selling Corporations relating to the Animal Health Business; (vii) transferable permits and licenses from Governmental Authorities owned, utilized or licensed (subject to the terms of such licenses) by the Asset Selling Corporations relating to the Animal Health Business; (viii) all computer systems, computer hardware, databases and software programs, source codes and user manuals owned, used, leased by or licensed to the Asset Selling Corporations used in the operation of the Animal Health Business to the extent SB has the right to transfer the foregoing to Purchaser without adversely affecting use thereof by SB or any of its Affiliates in businesses other than the Animal Health Business; (ix) all rights of the Asset Selling Corporations under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to the Animal Health Business or affecting the Conveyed Assets to the extent SB has the right to transfer the foregoing to Purchaser without adversely affecting the use thereof by SB or any of its Affiliates in businesses other than the Animal Health Business; (x) all customer and vendor lists to the extent relating to the Animal Health Business, and all files and documents (including credit information) to the extent relating to customers and vendors of the Animal Health Business, and other business and financial records, files, books and documents (whether in hard copy or computer format) to the extent relating to the Conveyed Assets and/or the Animal Health Business, including computer programs (including computer modeling programs), manuals and data, sales and advertising materials, sales, distribution and purchase correspondence, personnel and employment records, any information relating to Taxes imposed on the Conveyed Assets and trade association memberships; (xi) all of the Asset Selling Corporations' rights, claims, credits, causes of action or rights of set-off against third parties to the extent relating to the Animal Health Business or affecting the Conveyed Assets or Assumed Liabilities; and
(xii) all Debtors arising in connection with the conduct of the Animal Health Business; PROVIDED, HOWEVER, that an Asset Selling Corporation shall be required to transfer, assign or convey any of its interest in any leased property, Assumed Contract, Intellectual Property, Product Registration (or application therefor), permit or license only to the extent that such Asset Selling Corporation, by the terms of applicable agreements and applicable law, has the right to make such transfer.

          (b) On the terms and subject to the conditions of this Agreement, SB shall cause each Asset Selling Corporation to assign to the Purchaser all of its rights in the contracts, licenses, agreements and commitments relating to the Animal Health Business, excluding the contracts and agreements set forth in
Schedule 1.1(b)(i)

(the "ASSUMED CONTRACTS"); PROVIDED, HOWEVER, that each such Asset Selling Corporation shall assign such rights only to the extent that such rights are assignable under such Assumed Contracts and applicable law, and no action hereunder shall constitute an assignment thereof except to such extent and PROVIDED, FURTHER, that to the extent consent of a third party to the assignment of any Assumed Contract by a Seller Corporation to the Purchaser is required pursuant to the terms of such Assumed Contract or applicable law, no assignment or attempted assignment will be deemed to have been effected by the provisions of this Agreement without such consent.

          (c) Upon the terms and subject to the conditions of this Agreement, Purchaser agrees, effective at the Closing, to assume the following Liabilities (the "ASSUMED LIABILITIES"): (i) all Liabilities (including Creditors) reflected on the Financial Statements to the extent not satisfied as of the Closing; (ii) all Liabilities (including Creditors) incurred by the Animal Health Business since the date of the Financial Statements to the extent incurred in the ordinary course of business consistent with past practice and not in violation of any provision of this Agreement; (iii) all Liabilities to the extent arising out of the conduct of the Animal Health

Business after the Closing (including Liabilities under the Assumed Contracts) except for Excluded Liabilities; and (iv) all Liabilities to be satisfied by the Purchaser following the Closing pursuant to the provisions of this Agreement.

          (d) Notwithstanding any provision in this Agreement or any other writing to the contrary, the Purchaser is assuming only the Assumed Liabilities and is not assuming any other Liability of the Asset Selling Corporations (or any predecessor owner of all or part of the Animal Health Business) of whatever nature whether presently in existence or arising hereafter. In addition, effective at the Closing, SB shall assume, pay when due and perform all Liabilities of the Conveyed Subsidiaries other than the Assumed Liabilities.
All such other Liabilities shall be retained by and remain Liabilities of the Asset Selling Corporations, or, with respect to the Conveyed Subsidiaries, assumed by SB, and all such Liabilities so retained by the Asset Selling Corporations or assumed by SB are referred to herein as the "EXCLUDED LIABILITIES". Notwithstanding anything to the contrary in Section 2.2(c) or this Section 2.2(d), none of the following shall be Assumed Liabilities: (i) all Liabilities associated with the Excluded Assets; (ii) all law-suits, claims and other Liabilities arising in connection with all actions, suits, claims, investigations or proceedings pending on the Closing Date or arising after the Closing to the extent relating to the conduct of the Animal Health Business or the ownership of the Shares or the Conveyed Assets prior to the Closing; (iii) all Liabilities or obligations relating to employee benefits or compensation arrangements of the Animal Health Business existing on or prior to the Closing Date, including any Liabilities or obligations under any of the Benefit Plans, except to the extent the Purchaser assumes any such Liabilities pursuant to this Agreement; (iv) all Excluded Environmental Liabilities; (v) all Liabilities for Taxes attributable to the ownership or operation of the Animal Health Business prior to the Closing; (vi) all Liabilities arising from the sale or distribution of any product of the Animal Health Business on or prior to the Closing Date, including warranty obligations and product Liabilities; (vii) all Liabilities (including any contra-asset or negative amount in respect of cash or other assets) owed to SB or any Affiliate of SB except trade payables and except as expressly set forth herein; (viii) all Liabilities arising in respect of a finished product manufactured by or for the Animal Health Business on or prior to the Closing Date, whether or not sold or distributed by the Purchaser after the Closing Date, including warranty obligations and product Liabilities;
(ix) Liabilities of the Conveyed Subsidiaries or Liabilities of Asset Selling Corporations (to the extent such Liabilities would otherwise be Assumed Liabilities but for this clause (ix)) for money borrowed from third party lenders in excess of the amount of such Liabilities shown on the September 25, 1994 Financial Statements; and (x) all other Liabilities not expressly assumed pursuant to Section 2.2(c).

          (e) Without in any way limiting the rights of the Purchaser under this Agreement, to the extent that SB cannot deliver or transfer any contracts, rights, interests, permits, licenses or other services or assets required to be transferred to the Purchaser pursuant to this Agreement for any reason whatsoever, or if such delivery or transfer would adversely affect the businesses of SB or its Affiliates (other than the Animal Health Business), and therefore, SB fails to deliver or transfer any contracts, rights, interests, permits, licenses or other services or assets required to be transferred to the Purchaser pursuant to this Agreement, SB will use its best efforts to enter into arrangements sufficient to provide equivalent benefits and burdens to Purchaser. If equivalent benefits cannot be provided, SB shall indemnify and hold Purchaser harmless with respect to the loss of such benefits, including any costs related to Purchaser's obtaining such equivalent benefits.

          Section 2.3 PURCHASE PRICE. (a) In consideration of the sale and transfer of the Shares and the sale and transfer of the Conveyed Assets, and in further consideration of SB's covenant not to compete and to cause its Subsidiaries not to compete in the Animal Health Business set forth in Section 5.11, Purchaser shall pay to SB (for itself and as agent for the benefit of the Shares Selling Corporations and the Asset Selling Corporations), an aggregate amount of U.S.$1,450,000,000.00 (the "AGGREGATE PAYMENT"), subject to Adjustment as described below, allocated as described below:

               (i) In consideration of the sale and transfer of the Shares, Purchaser agrees to purchase from each Shares Selling Corporation the Shares owned by such Shares Selling Corporation for an aggregate purchase price of U.S.$250,000,000.00 (the "SHARES PURCHASE PRICE"), allocated among the Shares as set forth in Section 2.4.

              (ii) In consideration of the sale and transfer of the Conveyed Assets, the Purchaser agrees to purchase from each Asset Selling Corporation the Conveyed Assets owned by such Asset Selling Corporation for an aggregate purchase price of U.S.$1,140,000,000.00 allocated among the Asset Selling Corporations as set forth in Section 2.4 (the "ASSET PURCHASE PRICE" and together with the Shares Purchase Price the "AGGREGATE PURCHASE PRICE").

             (iii) In addition to the Aggregate Purchase Price, in consideration of SB's covenant not to compete and to cause its Subsidiaries not to compete in the Animal Health Business as set forth in Section 5.11, Purchaser shall pay to SB the aggregate sum of U.S.$60,000,000.00 (the "NONCOMPETITION PAYMENT"), to be shared by the Purchaser Affiliates as designated by the Purchaser prior to the Closing.

          (b) As promptly as practicable after the Closing Date, SB will cause to be prepared (i) a statement of the Debtors and Creditors of each Conveyed Subsidiary and Asset Selling Corporation (in the case of the Asset Selling Corporations, setting forth only the Debtors and Creditors that are included in the Conveyed Assets or the Assumed Liabilities) (the "CLOSING DEBTORS/CREDITORS STATEMENT"); (ii) a statement of the Inventories of each

Conveyed Subsidiary and Asset Selling Corporation (in the case of the Asset Selling Corporations, setting forth only the Inventories that are included in the Conveyed Assets)(the "CLOSING INVENTORIES STATEMENT"); and (iii) a statement of the net sales of the Animal Health Business in the period from September 25, 1994 to December 31, 1994 (the "CLOSING SALES STATEMENT" and, collectively with the Closing Debtors/Creditors Statement and the Closing Inventories Statement, the "CLOSING STATEMENTS"). If the Closing occurs on or before January 31, 1995, the Closing Debtors/Creditors Statement and the Closing Inventories Statement shall be prepared as of December 31, 1994 (the "DEEMED CLOSING DATE"). If the Closing occurs after January 31, 1995, the Closing Debtors/Creditors Statement and the Closing Inventories Statement shall be prepared as of the Closing Date.

          (c) In connection with the preparation of the Closing Inventories Statement, on dates agreed between the Purchaser and SB, the Purchaser and SB, together with their respective auditors and agents if either so desires, shall conduct a joint physical inspection and count of the Inventories at each location at which Inventories are held.

          (d) The Closing Statements shall be prepared and the valuations therein made in accordance with Schedule 2.3(d)(i) and on a basis consistent with the information included in the Financial Statements in respect of each Conveyed Subsidiary and Asset Selling Corporation using the same accounting
principles, policies and practices, in accordance with U.K. GAAP.   The Closing
Debtors/Creditors Statement and the Closing Inventories Statement shall be expressed in Sterling and for purposes thereof other currencies shall be translated into Sterling at both (i) the exchange rates prevailing as of the date of the Closing Statements and (ii) the "spot" exchange rates set forth in
Schedule 2.3(d)(ii). The Closing Sales Statement shall be expressed in Sterling and for purposes thereof other currencies shall be translated into Sterling at the "spot" exchange rates set forth in Schedule 2.3(d)(ii). SB will cause Coopers & Lybrand and Price Waterhouse (the "ACCOUNTING FIRMS") to conduct a review for the purpose of rendering their unqualified joint report on the Closing Statements to the effect that the Closing Statements were prepared in accordance with this Agreement. As promptly as practicable, but no later than 40 Business Days after the Closing Date, SB will cause the Closing Statements, together with the joint report of the Accounting Firms thereon, to be delivered to the Purchaser.

          (e) If the Purchaser disagrees with the Closing Statements delivered pursuant to Section 2.3(d) hereof, the Purchaser may, within 40 Business Days after its receipt thereof, deliver a written notice to SB disagreeing with such statement or statements. Any such notice of disagreement shall specify those items or amounts as to which the Purchaser disagrees, and the Purchaser shall be deemed to have agreed with all other items and amounts contained in the Closing Statements.

          (f)  If a notice of disagreement shall be timely delivered pursuant to
Section 2.3(e) hereof, the parties shall, during the 10 Business Days following such delivery, use their reasonable best efforts to reach agreement on the disputed items. If, during such period, the parties are unable to reach such agreement, an accounting firm to which the parties mutually agree (the "ACCOUNTING REFEREE") shall promptly review this Agreement and the disputed items or amounts. In connection therewith, the Accounting Referee shall consider only those items or amounts in the Closing Statements as to which the Purchaser has disagreed. The Accounting Referee shall deliver to SB and the Purchaser, as promptly as practicable, a report setting forth its adjustments, if any, to the Closing Statements and the calculations supporting such adjustments. Such report shall be final and binding upon the parties hereto. The cost of such review and report shall be borne by the party whose calculation or calculations, taken together, were furthest from those of the Accounting Referee. As used herein, "FINAL DEBTORS", "FINAL CREDITORS", "FINAL INVENTORIES" and "FINAL NET SALES" shall mean (i) if no notice of disagreement is delivered by the Purchaser within the period provided in Section 2.3(e), as shown in SB's calculation delivered pursuant to Section 2.3(d) or (ii) if such a notice of disagreement is delivered by the Purchaser, either (A) as agreed in writing by the Purchaser and SB or (B) as shown in the Accounting Referee's calculation delivered pursuant to this
Section 2.3(f).

          (g) If the Final Debtors less the Final Creditors (in each case translated into Sterling at the "spot" exchange rates set forth in Schedule 2.3(d)(ii)) is less than L 32,000,000, then SB shall pay to the Purchaser, as an adjustment to the Aggregate Purchase Price, in the manner and with interest as provided in Section 2.3(k), the amount of such shortfall. If the Final Debtors less the Final Creditors (in each case translated into Ster-ling at the "spot" exchange rates set forth in Schedule 2.3(d)(ii)) is greater than L 32,000,000, then the Purchaser shall pay to SB, as an adjustment to the Aggregate Purchase Price, in the manner and with interest as provided in Section 2.3(k), the amount of such excess.

          (h) If the Final Inventory (translated into Sterling at the "spot" exchange rates set forth in Schedule 2.3(d)(ii)) is less than L 86,000,000 (or as mutually agreed in writing by the parties prior to the Closing), then SB shall pay to the Purchaser, as an adjustment to the Aggregate Purchase Price, in the manner and with interest as provided in Section 2.3(k), the amount of such shortfall. If the Final Inventory (translated into Sterling at the "spot" exchange rates set forth in Schedule 2.3(d)(ii)) is greater than L 86,000,000 (or as mutually agreed in writing by the parties prior to the Closing), then the Purchaser shall pay to SB, as an adjustment to the Aggregate Purchase Price, in the manner and with interest as provided in Section 2.3(k), the amount of such excess.

          (i) If the Final Net Sales from September 25, 1994 through December 31, 1994 exceed L 120,000,000 (translated into Sterling at the "average" exchange rates set forth in Schedule 2.3(d)(ii)), then SB shall pay to the Purchaser in the manner and with interest as provided in Section 2.3(k), the amount of such excess multiplied by the factor of 0.631.

          (j) Each party shall make work papers used or produced in connection with the Closing Statements available to the other party and its accountants on request.

          (k) Any payments pursuant to Section 2.3(g), 2.3(h) or 2.3(i) shall be made in Sterling and shall be made by wire transfer (to accounts designated by SB or the Purchaser, as the case may be) of immediately available funds on the first Business Day following the date on which the amount of such payments are finally determined. The amount of any such payment shall bear interest for the period from and including the Closing Date to but excluding the payment date at Barclay's Sterling LIBOR rate at the Closing Date for the period that approximates the time elapsed between the Closing Date and the payment date. Such interest will be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days for which due.

          (l) SB will provide to the Purchaser within 10 days of the signing of this Agreement, financial statements, using the basis of preparation as the Financial

Statements, for the twelve (12) months ended December 31, 1993 and for the nine
(9) months ended September 25, 1993 and September 25, 1994, respectively, excluding the Excluded Assets and Excluded Liabilities. Within 40 Business Days following the Closing Date, SB will cause to be prepared and delivered to the Purchaser a statement of assets and liabilities for the Asset Selling Corporations ("THE STATEMENTS OF ASSETS AND LIABILITIES") and balance sheets for the Conveyed Subsidiaries ("THE BALANCE SHEETS") and together with the Statements of Assets and Liabilities, ("THE CLOSING BALANCE SHEETS") as of the Closing Date. The Closing Balance Sheets shall be prepared on a basis consistent with the information included in the Financial Statements in respect of each Conveyed Subsidiary and Asset Selling Corporation using the same accounting principles, policies and practices in accordance with U.K. GAAP applied on a consistent basis. The Closing Balance Sheets shall be expressed in Sterling and for purposes thereof other currencies shall be translated into Sterling at the "spot" exchange rates prevailing as of the Closing Date. The Closing Balance Sheets are to be audited by the Accounting Firms. Notwithstanding the above, SB shall deliver audited financial statements of the Animal Health Business, including Statements of

Assets and Liabilities and Balance Sheets as of and for the year ended December 31, 1994.

          (m) If the amount of receivables of the Animal Health Business reflected in the Closing Debtors/Creditors Statement which are actually collected exceeds the amount of receivables net of any reserves for doubtful accounts shown in such statement, then such excess amount shall be for the account of, and shall be promptly paid to, SB.

          Section 2.4 ALLOCATION OF THE AGGREGATE PURCHASE PRICE. SB and Purchaser have agreed to the allocation of the Aggregate Purchase Price among the Conveyed Subsidiaries and the Asset Selling Corporations to be purchased hereunder as set forth in Schedule 2.4 (the "ALLOCATION"). Each of SB and Purchaser shall (a) be bound by the Allocation for purposes of determining any Taxes, (b) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Allocation and (c) take no position, and cause its Affiliates to take no position, inconsistent with the Allocation on any applicable Tax Return in any proceeding before any taxing authority or otherwise. In the event that the Allocation is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other party hereto concerning resolution of the dispute. SB and Purchaser acknowledge that the allocation of the Aggregate Purchase Price to each of the Asset Selling Corporations as set forth in Schedule 2.4 was done at arms-length based upon a good faith estimate of the fair market value of such assets. In conforming such allocation to the principles of Section 1060 of the Code, SB and Purchaser shall, prior to the Closing Date, negotiate in good faith a final allocation between the tangible and intangible assets of the Asset Selling Corporations based upon actual fair market values of such assets utilizing the same methodology utilized in establishing the Allocation.

          Section 2.5  CLOSING; DELIVERY AND PAYMENT.

          (a) The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York 10022, at 10:00 A.M., New York City time, on the second Business Day following the satisfaction or waiver of the conditions precedent specified in Article VI, or at such other time and place as the parties hereto may mutually agree. The date on which the Closing occurs is called the "CLOSING DATE".

          (b) On the Closing Date, (A) each Shares Selling Corporation shall deliver to Purchaser certificates representing the Shares duly endorsed and in form for transfer to such Purchaser, (B) each Asset Selling Corporation, to the extent appropriate with respect thereto, shall deliver to Purchaser the following: (i) duly executed full warranty deeds (or equivalent instruments of transfer in non-United States jurisdictions), for the Owned Real Property; (ii) duly executed instruments of Assignment and Assumption of the Assumed Contracts substantially in the form attached hereto as Exhibit A ("INSTRUMENTS OF ASSIGNMENT AND ASSUMPTION"); (iii) a duly executed bill of sale and assignment, substantially in the form of Exhibit B hereto, and such other instruments or documents as may be requested by the Purchaser to evidence its purchase of the Conveyed Assets hereunder, (C) SB shall deliver to Purchaser the following: (i) a Certificate of SB signed on its behalf by a duly authorized executive officer of SB, certifying as to the fulfillment of the conditions set forth in Section 6.2(a), 6.2(b) and 6.2(c);
(ii) an opinion of the Associate General Counsel of SB to the effect set forth in Exhibit C; and (iii) receipts for the Noncompetition Payments made by Purchaser.

          (c) At the Closing, the Purchaser shall deliver to the Seller Corporations in accordance with the

Allocation, the following: (i) the sum of the Aggregate Payment (plus any interest required by Section 2.5(d)(ii) hereof), in immediately available funds by wire transfer to an account or accounts at such bank or banks as specified in writing by SB at least one Business Day prior to the Closing; and (ii) duly executed Instruments of Assignment and Assumption.

          (d) (i) Notwithstanding anything to the contrary contained in this Agreement, and assuming that the Closing occurs on or prior to January 31, 1995, the parties hereto shall adjust for the transactions contemplated hereby as if the actual Closing had occurred at the close of business on December 31, 1994 and the Closing Statements and the adjustments to the Aggregate Purchase Price set forth in Section 2.3 hereof shall be determined as of December 31, 1994.

              (ii) SB and the other Seller Corporations shall continue to conduct the Animal Health Business in the ordinary course consistent with past practice as contemplated by this Agreement through the actual date of the Closing and, after December 31, 1994 (assuming that the Closing occurs on or prior to January 31, 1995), the operating profits and losses of the Animal Health Business shall be for the account of the Purchaser. Follow-ing December 31, 1994 and until the earlier of the Closing Date and February 1, 1995, notwithstanding anything to the contrary herein, no transfer of any cash or cash equivalents of the Animal Health Business (whether by dividend, redemption, repayment of debt or otherwise) shall be made to SB or any Affiliate of SB (other than a Conveyed Subsidiary), and all cash (including cash on hand, cash on deposit and cash equivalents) of the Animal Health Business shall be retained by the Conveyed Subsidiaries and/or transferred to the Purchaser at the actual Closing of the transactions contemplated hereby. Notwithstanding anything to the contrary contained in this Section 2.5(d), SB shall at the Closing assume, pay when due and perform all Excluded Liabilities, including, without limitation, those incurred or arising from and after December 31, 1994. If the actual Closing occurs on or prior to January 31, 1995, then, at the Closing, in addition to the Aggregate Payment, the Purchaser shall pay to SB interest on the Aggregate Payment for the period from and including January 1, 1995 to, but excluding, the date of the actual Closing at Barclay's one week dollar LIBOR rate in effect at the date of the actual Closing, assuming a 365 day year from January 1, 1995 to the date of the actual Closing.

                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF SB

          SB hereby represents and warrants to Purchaser as follows:

          Section 3.1 ORGANIZATION OF SELLER CORPORATIONS. Each Seller Corporation is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. On or prior to the Closing Date, SB shall deliver to the Purchaser true and complete copies of the certificate of incorporation, by-laws or similar organizational documents of each Seller Corporation.

          Section 3.2  AUTHORITY OF SB; BINDING EFFECT.

          (a) Each Seller Corporation has full corporate power and authority to carry on its business as it is now being conducted and SB has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by SB of this Agreement, and the performance by SB of its obligations hereunder have been duly authorized by all requisite corporate action on the part of SB and no other corporate proceedings on the part of SB are required in connection with the execution, delivery and performance by SB of this Agreement.

          (b) This Agreement constitutes a valid and legally binding obligation of SB enforceable against SB in accordance with its terms.

          Section 3.3 CONVEYED SUBSIDIARIES. (a) Schedule 3.3(a) sets forth the name and the jurisdiction of organization of each Conveyed Subsidiary. Each Conveyed Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full corporate power to own, operate or lease the properties and assets owned, operated or leased by such Conveyed Subsidiary and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such qualification necessary.

          (b) Except as set forth in Schedule 3.3(b), the Shares are validly issued, fully paid and nonassessable, and the Shares Selling Corporations own the Shares, as set forth in Schedule 1.1(c), free and clear of all Liens and free and clear of preemptive rights. Except as set forth in Schedules 1.1(c) and 3.3(b), (i) the Shares constitute all of the issued and outstanding shares of capital stock of the Conveyed Subsidiaries, (ii) there are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments providing for the issuance or transfer of additional shares of capital stock of any Conveyed Subsidiary and (iii) there are no voting trusts or any other agreements or understandings with respect to the Shares.

          Section 3.4 NON-CONTRAVENTION. Except as set forth in Schedule 3.4, the execution, delivery and performance of this Agreement by SB and the consummation of the transactions contemplated hereby does not and will not (i) violate any provision of the certificate of incorporation, bylaws or other organizational documents of any Seller Corporation or Conveyed Subsidiary, (ii) subject to obtaining the consents referred to in Schedule 6.2(e), conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of any Seller Corporation or Conveyed Subsidiary under, or to a loss of any benefit of the Animal Health Business to which any Seller Corporation or Con-veyed Subsidiary is entitled under, any agreement, contract or other instrument to which any Seller Corporation is a party or to which its assets are subject,
(iii) assuming compliance with the matters set forth in Sections 3.5 and 4.5, violate or result in a breach of or constitute a default under any law, rule, regulation, judgment, injunction, order, decree or other restriction of any court or Governmental Authority to which any Seller Corporation or Conveyed Subsidiary is subject, including any Governmental Authorization, or (iv) result in the creation or imposition of any Lien, other than Permitted Encumbrances.

          Section 3.5  CONSENTS AND APPROVALS.  Other than as set forth in
Schedule 3.5, the execution and delivery of this Agreement by SB does not and will not require any consent or approval of any Governmental Authority.

          Section 3.6 FINANCIAL INFORMATION; BOOKS AND RECORDS. The financial data set forth in Schedule 3.6 in respect of the financial periods referred to therein, and in each case subject to the notes thereto (collectively referred to herein as the "FINANCIAL STATEMENTS"): (i) have been prepared in accordance with U.K. GAAP consistently applied and (ii) present fairly in accordance with

U.K. GAAP (A) the results of operations of the Animal Health Business for the periods covered thereby and (B) the financial condition of the Conveyed Subsidiaries and the assets constituting the Conveyed Assets. SB further represents that the cash discounts granted by SmithKline Beecham Sante Animale SA which were recorded as interest expense for actuals in its financial statement for the year ended December 31, 1993, were L1,100,000.

          Section 3.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except to the extent arising out of the transactions contemplated by this Agreement or as set forth in Schedule 3.7, since September 25, 1994, the Animal Health Business has been conducted in the ordinary course consistent with past practices, and neither any Seller Corporation nor any Conveyed Subsidiary with respect to the Animal Health Business has:

               (i) subjected any of the Conveyed Assets to any Liens, other than Permitted Encumbrances;

              (ii) made any change in any method of accounting or accounting practice by any Conveyed Subsidiary or by any Asset Selling Corporation with respect to the Conveyed Assets, other than such changes required or permitted by U.K. GAAP;

             (iii) sold, transferred, leased, subleased, licensed or otherwise disposed of, to any third party, any properties or assets, other than to SB or its Affiliates and other than in the ordinary course of business consistent with past practice;

              (iv) entered into any contract or modified or relinquished any existing contract other than contracts set forth in Schedule 3.12 or in the ordinary course of business consistent with past practice;

               (v) (x) entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any Employee, (y) increased benefits payable under existing severance or termination pay policies or employment agreements, or (z) increased compensation, bonus or other benefits payable to Employees, other than in the ordinary course of business consistent with past practice or in connection with best-efforts bonuses;

              (vi) made any capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment other than in the ordinary course of business consistent with past practice;

             (vii) agreed, whether in writing or otherwise, to do any of the foregoing, except as expressly contemplated by this Agreement;

            (viii) suffered any Material Adverse Effect or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Effect;

              (ix) suffered any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Animal Health Business or any Conveyed Asset with a value in excess of $1 million; or

               (x) suffered any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any Employees, or any lockouts, strikes, slowdowns, picketing, work stoppages or threats thereof by or with respect to such Employees.

          Section 3.8  LITIGATION AND CLAIMS.  Except as set forth in Schedules
3.8 and 3.13(c) and except for matters arising under Environmental Laws (which are the subject of Section 3.11) or matters in connection with Product Registrations (which are the subject of Section 3.10), and except for non-criminal actions, suits, demands, claims, hearings, proceedings or investigations that individually, or in the aggregate with regard to related claims, would not reasonably be expected to result in a judgment for more than $100,000 or have a material impact on the operations of any Significant Segment, there is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation pending or, to the Knowledge of SB, threatened, against any Seller Corporation or Conveyed Subsidiary with respect to the Animal Health Business or the transactions contemplated hereby.

          Section 3.9  COMPLIANCE WITH LAWS.  (a) Except as set forth in
Schedule 3.9(a) and except for compliance with Environmental Laws (which is the subject of Section 3.11) and except for compliance with Product Registrations (which is the subject of Section 3.10), each Seller Corporation and Conveyed Subsidiary has conducted and continues to conduct the Animal Health Business in accordance with all applicable Laws and Governmental Orders and to the Knowledge of SB no Seller Corporation or Conveyed Subsidiary is under investigation with respect to or has been threatened to be charged with a violation of any Law or Governmental Order.

          (b) Except as disclosed in Schedule 3.9(b), (i) each Seller Corporation and each Conveyed Subsidiary holds all permits, licenses, authorizations, certificates, exemptions and approvals of Governmental Authorities (collectively, "PERMITS") necessary for the conduct of the Animal Health Business as it is currently conducted, all such Permits are in full force and effect and are being complied with by each Seller Corporation and each Conveyed Subsidiary, and (ii) neither any Seller Corporation nor any Conveyed Subsidiary has received any notice from any Governmental Authority revoking, cancelling, rescinding, materially modifying or refusing to renew any Permit nor are any of them aware of any facts or information which were they known to any Governmental Authority would result in any revocation, cancellation, rescission, modification or refusal to renew any Permit or any revocation of any authority or restraint on the ability to manufacture or market any product manufactured by or on behalf of the Animal Health Business. Except as disclosed in Schedule 3.9(b), no consent of any Governmental Authority is required in connection with the transfer of any Permit (or deemed transfer in the case of the Conveyed Subsidiaries) pursuant to the transactions contemplated hereby. Nothing in this Section 3.9(b) shall be deemed to apply to Product Registrations (which are the subject of Section 3.10) or Environmental Permits (which are the subject of
Section 3.11).

          Section 3.10  PRODUCT REGISTRATIONS; REGULATORY COMPLIANCE.  (a)
Schedule 3.10(a)(i) sets forth, as of the date hereof, a list of all licenses and approvals granted by or pending with any Governmental Authority in any particular country to market any product relating to the Animal Health Business (the "PRODUCT REGISTRATIONS"). Except as set forth in Schedule 3.10(a)(ii), all products sold under the Product Registrations are manufactured and marketed in accordance with the specifications and standards contained in such Product Registrations. Except as set forth in Schedule 3.10(a)(iii), a Seller Corporation or Conveyed Subsidiary is the sole and exclusive owner of the Product Registrations and has not granted any right of reference with respect thereto. The Product Registrations granted are in full force and effect with all required annual reports filed and government maintenance fees and taxes having been paid thereon and, except as disclosed in Schedule 3.10(a)(i), no consent of any Governmental Authority is required in connection with the transfer of Product Registrations (or deemed transfer in the case of the Conveyed Subsidiaries) pursuant to the transactions contemplated hereby. Each of the products produced or sold in connection with the Animal Health Business (i) is, and at all times has been, in compliance with all applicable Laws, and (ii) is, and at all relevant times has been, fit for the ordinary purposes of which it is intended to be used and conforms to any promises or affirmations of fact made on the container or label for such product or in connection with its sale. Except as set forth on Schedule 3.10(a)(iv), there is no design defect with respect to any of such products, and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable laws and current industry practice with respect to its packaging, contents and use.

          (b) Except as set forth in Schedule 3.10(a)(ii), no Seller Corporation is aware of any facts: (i) which would furnish a substantial basis for the recall, withdrawal or suspension by any Governmental Authority, or by order of any court, of any product sold by the Animal Health Business; or (ii) which would otherwise reasonably be expected to cause the Animal Health Business to withdraw, recall or suspend any product from the market or to terminate or suspend the manufacturing or testing of any product.

          Section 3.11 ENVIRONMENTAL MATTERS. To the Knowledge of SB, and except as disclosed during Purchaser's due diligence investigation:

               (i) the Conveyed Subsidiaries and, with respect to the Conveyed Assets, the Asset Selling Corporations are in compliance with and not subject to Remedial Action or enforcement action under any or all applicable Environmental Laws and/or Environmental Permits;

              (ii) the Animal Health Business has obtained all Environmental Permits required under all applicable Environmental Laws;

             (iii) all certifications of compliance with Environmental Laws made to governmental offices or agencies by the Animal Health Business are true and accurate in all respects, including, but not limited to, any contained in environmental assessments or impact statements submitted in support of a New Animal Drug Application or analogous submission;

              (iv) no Seller Corporation or Conveyed Subsidiary has received, with respect to the Animal Health Business, any notice of, or generated any internal analysis, study, finding or report of, any violation or alleged violation of, or any liability under, any Environmental Law or Environmental Permit affecting the Animal

Health Business (x) during the past three years or (y) which remains unresolved;

               (v) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, proceedings or investigations involving any Environmental Law or Environmental Permit pending or threatened, relating to compliance or Remedial Action by any Conveyed Subsidiary or, with respect to the Conveyed Assets, any Asset Selling Corporation;

              (vi) there are no environmental liens affecting or relating to the property of any Conveyed Subsidiary or, with respect to the Conveyed Assets, any Asset Selling Corporation;

             (vii) no claims have been made or threatened that could reasonably be expected to result in Environmental Liability arising from or as a result of
(a) on-site exposures to Hazardous Materials or Return Goods; (b) Releases at or from an Animal Health Business facility; (c) off-site treatment, storage or disposal of Hazardous Materials or Return Goods; or (d) the handling of Animal Health Business products by employees of others or by the Release of products into the environment as a result of treatment, storage or disposal by the Animal Health Business or by others;

            (viii) none of the operations of the Animal Health Business involves the on-site treatment, storage or disposal of medical or hazardous waste, as defined under 40 C.F.R. Parts 259-270 or any state equivalent, or the off-site, land-based disposal of Hazardous Materials or Return Goods, except where such on-site treatment, storage or disposal or the off-site, land-based disposal is in compliance with Environmental Law;

              (ix) there is not at any of the properties owned, leased or operated by the Animal Health Business any (a) underground storage tanks, (b) friable asbestos-containing material (c) equipment containing polychlorinated biphenyls, (d) current use of ozone depleting compounds in any product, raw material, or intermediates, (e) untreated wastewater being discharged directly into receiving water except in compliance with Environmental Law, (f) pattern of workplace chemical exposure effects among employees, (g) process safety improvement identified in an SB capital improvement plan but not yet completed, or (h) pattern of claims alleging adverse environmental or health and safety effects relating to past or present operations (but not including products and their use);

               (x) SB has provided to the Purchaser all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed in the past five years with respect to the Animal Health Business currently or previously owned, leased or operated properties; and

              (xi) SB has provided to the Purchaser all capital budgets and all reports prepared for SB management analyzing the financial and operational requirements that will arise in connection with the future need to comply with requirements of regulations promulgated pursuant to Environmental Laws, including, without limitation, analyses of Clean Air Act Maximum Available Control Technology standards and Clean Water Act effluent guidelines for the pharmaceutical industry.

          Section 3.12 MATERIAL CONTRACTS. (a) Schedule 3.12(a) lists each of the following contracts and agreements of Conveyed Subsidiaries and Asset Selling Corporations relating to the Animal Health Business (such contracts and agreements being "MATERIAL CONTRACTS"):

               (i) each contract, agreement and other arrangement for the purchase of Inventories, or other personal property with any supplier or for the furnishing of services to the Animal Health Business extending beyond six months or requiring financial commitments in excess of $1,000,000;

              (ii) each contract, agreement and other arrangement for the sale of Inventories or other personal property or for the furnishing of services by the Animal Health Business with firm commitments in excess of three years;

             (iii) all broker, distributor, dealer, manufacturer's representative, franchise and agency agreements related to the Animal Health Business requiring financial commitments in excess of $100,000;

              (iv) all contracts and agreements relating to indebtedness for borrowed money, factoring arrangements, sale and leaseback transactions, deferred purchase price of property and other similar financing transactions relating to the Animal Health Business;

               (v) all patent and technology licenses and trademark licenses and agreements, and research and development agreements (it being understood that, prior to Closing, Schedule 3.12(a) sets forth such licenses and agreements which call for aggregate commitments to be paid by or to a Conveyed Subsidiary or Asset Selling Corporation in excess of $100,000 and that any trademark license or agreement which has been omitted from Schedule

3.12(a) as of the date hereof will be listed thereon prior to Closing);

              (vi) all confidentiality agreements entered into by a Conveyed Subsidiary or an Asset Selling Corporation during the period commencing two years prior to the date hereof pursuant to which confidential information has been provided to a third party, excluding those confidentiality agreements or other arrangements otherwise scheduled (or contained within documents otherwise scheduled) pursuant to another subsection of this Section 3.12 (it being understood that, prior to Closing, Schedule 3.12(a) sets forth only such confidentiality agreements which are material to the Animal Health Business);

             (vii) shareholder, voting trust or similar agreements relating to any Conveyed Subsidiary to which any Seller Corporation is a party;

            (viii) all agreements entered into since September 1, 1992 providing for the acquisition or disposition of any Conveyed Assets or assets of a Conveyed Subsidiary having an aggregate value in excess of $1,000,000, other than the sale of Inventories in the ordinary course of the Animal Health Business consistent with past practice or the sale of obsolete equipment;

              (ix) all leases of real property with a term extending more than one year from the date hereof or an annual lease payment obligation in excess of $1,000,000;

               (x) all joint venture, shareholder or foundation documents or agreements;

              (xi) any other agreement, contract or commitment that limits the freedom of SB or any of its Affiliates to compete in the animal health business or with any Person;

             (xii) any other agreement, contract or commitment that limits the freedom of SB or any of its Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any assets having an aggregate value in excess of $100,000;

            (xiii) any collective bargaining agreement or other agreement, contract or commitment with any union;

             (xiv) any other agreement, contract or commitment not made in the ordinary course of business which is material to the Animal Health Business taken as a whole; or

              (xv) any agreement that relates to the supply to the Animal Health Business of a service or product that is material to the Animal Health Business.

          (b) Except as disclosed in Schedule 3.12(b) and except for those agreements described in subsection 3.12(a)(vi): (i) each Material Contract is valid and binding on the respective Seller Corporations or Conveyed Subsidiaries that are parties thereto, and to the Knowledge of SB, the other parties thereto, and is in full force and effect, (ii) each Material Contract by its terms does not prohibit or in any way restrict or penalize assignment to Purchaser (or, in the case of Material Contracts to which the Conveyed Subsidiaries are a party, does not prohibit or in any way restrict or penalize the transfer of the Shares to the Purchaser), (iii) each Material Contract upon consummation of the transactions contemplated by this Agreement shall be in full force and effect and (iv) no Asset Selling Corporation or any Conveyed Subsidiary is in breach of, or default under, any such Material Contract.

          (c) Except as disclosed in Schedule 3.12(c), to the Knowledge of SB, no other party to any Material Contract is, or with the giving of notice or lapse of time will be, in breach thereof or default thereunder.

          Section 3.13 INTELLECTUAL PROPERTY. (a) Schedule 3.13(a)(i) sets forth a list, as of the date hereof, of all Patent Rights which are owned by or licen-sed to any Conveyed Subsidiary or Asset Selling Corporation and are used in connection with the Animal Health Business ("SELLER PATENT RIGHTS"). Except for those Patent Rights set forth in Schedule 3.13(a)(ii), all Seller Patent Rights used in connection with the Animal Health Business will be transferred to Purchaser as contemplated by this Agreement.

          (b) Except as may be affected by the matters set forth in Schedule 3.13(b) or the contracts set forth in Schedule 3.12(a), (i) a Conveyed Subsidiary or an Asset Selling Corporation owns, controls, or licenses the Seller Patent Rights, the copyrights and commercially practiced processes used by SB in the Animal Health Business and (ii) the Seller Patent Rights, the copyrights and commercially practiced processes used by SB in the Animal Health Business are free and clear of any Liens and (iii) to the Knowledge of SB, issued patents included in the Seller Patent Rights are valid and are in full force and effect.

          (c) To the Knowledge of SB except as disclosed in Schedule 3.13(c), with respect to the Animal Health Business: (i) no Conveyed Subsidiary or Asset Selling Corporation is infringing any Patent Right, Trademark Right or other Intellectual Property right of any third party; (ii) there is no violation, breach, misappropriation or infringement by any third party of any Seller Patent Right, Seller Trademark Right or other Intellectual Property right owned by a Conveyed Subsidiary or any Asset Selling Corporation; (iii) there are no pending opposition, interference, arbitration, invalidity, declaratory judgment, revocation, nullity or similar actions in respect of any Seller Patent Rights or copyrights used by SB in the Animal Health Business owned by a Conveyed Subsidiary or Asset Selling Corporation and there are no pending opposition, revocation or cancellations proceedings in respect of any Seller Trademark Rights owned by a Conveyed Subsidiary or Asset Selling Corporation; and (iv) neither any Conveyed Subsidiary nor any Asset Selling Corporation has been sued or charged in writing with, or is a defendant in any claim, suit, action or proceeding which involves, a claim of invalidity, infringement, non-infringement or misappropriation of any Patent Right, Trademark Right, or other Intellectual Property right (other than those which have been finally terminated or have not been active in two years prior to the date hereof), other than those set forth in Section 3.13(c)(ii) (it being understood that, prior to the Closing, Schedule 3.13(c) sets forth only such matters which are or could be material to the Animal Health Business and that any pending opposition proceedings in respect of Seller Trademark Rights omitted from Schedule 3.13(c) will be listed prior to Closing).

          (d) Schedule 3.13(d)(i) sets forth a list, as of the date hereof, of all registrations and applications for Trademark Rights owned by or licensed to Seller Corporations and Conveyed Subsidiaries which are used in connection with the Animal Health Business (the "SELLER TRADEMARK RIGHTS"). Except for those Trademark Rights set forth in Schedule 3.13(d)(ii), all the Seller Trademark Rights used in connection with the Animal Health Business will be transferred to Purchaser as contemplated by this Agreement.

          (e) Except as may be affected by matters set forth in Schedule 3.13(e) or the contracts set forth in Schedule 3.12(a), (i) a Conveyed Subsidiary or an Asset Selling Corporation exclusively owns, controls, or licenses the Seller Trademark Rights, (ii) the Seller Trademark Rights are to the Knowledge of SB free and clear of any Liens, and (iii) the registrations included in the Seller Trademark Rights are to the Knowledge of SB valid and in full force and effect.


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

          Section 3.14 REAL PROPERTY. (a) Schedules 2.2(a)(i)(A) and 3.14(a)(i)(A) set forth all of the real property owned in fee or otherwise by any of the Asset Selling Corporations or the Conveyed Subsidiaries to be transferred to Purchaser and prior to Closing will set forth a description of any title insurance policies and surveys related thereto (collectively, the "REAL PROPERTY"). Schedules 2.2(a)(i)(B), and 3.14(a)(i)(B) set forth all of the real property leased by any of the Asset Selling Corporations or the Conveyed Subsidiaries (collectively, the "LEASED PROPERTY") pursuant to a lease agreement to be transferred to Purchaser and prior to Closing will specify the name of the lessor or sublessor, the lease term and annual rent (collectively, as amended or modified, the "LEASES"). Except as set forth in Schedule 1.1(b)(i) hereto, the Real Property and Leased Property represent all of the real property used in the Animal Health Business.

          (b) Each Asset Selling Corporation or Conveyed Subsidiary has good and marketable, indefeasible fee simple title to all of the Real Property owned by it free and clear of any and all Liens other than Permitted Encumbrances.

          (c) No Leased Property is subject to any sublease, license or other agreement granting to any person or entity any right to the use, occupancy or enjoyment of such Leased Property or any portion thereof.

          (d) The plants, buildings, structures and equipment included in the Real Property and the Leased Property have no material defects, are in good operating condition and repair (ordinary wear and tear excepted), have been reasonably maintained consistent with standards generally followed in the industry, are suitable for their present uses and, in the case of plants, buildings and other structures (including the roofs thereof), are structurally sound.

          (e) The plants, buildings and structures included in the Real Property and Leased Property have access to (i) public roads or valid easements over private streets or private property for such ingress to and egress from all such plants, buildings and structures and (ii) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, as is necessary for the conduct of the Animal Health Business as it is presently conducted.


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

          (f) None of the structures on the Real Property encroaches upon real property of another person, and no structure of any other person encroaches upon any Real Property.

          (g) No violation of any law, regulation or ordinance (including laws, regulations or ordinances relating to zoning, city planning or similar matters) relating to the Animal Health Business or any Real Property and Leased Property currently exists. There are no developments affecting any Real Property or Leased Property pending or, to the Knowledge of SB, threatened, which might detract from the value of such Real Property or Leased Property, interfere with any present or intended use of any such Real Property or Leased Property or adversely affect the marketability of such Real Property or Leased Property. SB is not aware of any occurrences or conditions that would lead it to believe that the Worldwide Bulk Biological Plant located in Lincoln, Nebraska will not be operational in accordance with the timetable and anticipated costs of completion as incorporated in the cost of goods sold in the "3-1" plan referred to in
Section 3.22 hereof. There is no action pending or, to the Knowledge of SB, threatened, to initi-


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

ate a condemnation with respect to the Real Property or Leased Property.

          (h) Upon consummation of the transactions contemplated hereby, the Purchaser will have acquired good and marketable title in and to, or a valid leasehold interest in, the Real Property and Leased Property owned by the Asset Selling Corporations, free and clear of all Liens, except for Permitted Encumbrances.

          Section 3.15 ASSETS. (a) Except as set forth in Schedule 3.15(a), each Asset Selling Corporation owns, leases or has the legal right to use all of its Conveyed Assets (other than Real Property, which is the subject of Section 3.14) and each Conveyed Subsidiary owns, leases or has the legal right to use its assets (other than Real Property, which is the subject of Section 3.14). Each Asset Selling Corporation has good title to (or in the case of leased Conveyed Assets, valid leasehold interests in) all its Conveyed Assets (other than Real Property, which is the subject of Section 3.14) and each Conveyed Subsidiary has good title to (or in the case of leased assets, a valid leasehold interest in) its assets in either case except for Permitted Encumbrances. Upon consummation of the transactions contemplated hereby, Purchaser will have acquired good and marketable title to the Conveyed Assets owned by the Asset Selling Corporations, free and clear of all Liens, other than Permitted Encumbrances.

          (b) The Conveyed Assets, without giving effect to the Excluded Assets and the Excluded Liabilities, the assets held by Conveyed Subsidiaries as of the date hereof and those assets used by the Animal Health Business which are to be retained by SB but made available to Purchaser pursuant to an agreement executed and delivered at the Closing, constitute all the properties, assets and rights sufficient to conduct the Animal Health Business as currently conducted.

          Section 3.16  INVENTORIES.   Except as set forth in Schedule 3.16, (i)
the Inventories, net of reserves established in accordance with U.K. GAAP, being transferred to Purchaser are free and clear of all Liens and are of a quality and quantity usable in the ordinary course of the Animal Health Business within a reasonable period of time (taking into account the shelf life of such product) consistent with past practice, (ii) the Inventories are in quantities sufficient to conduct the Animal Health Business in the ordinary course and
(iii) such Inventories do not contain any adulterated or misbranded product or product which would be adulterated, misbranded or in violation of any other legal requirement upon introduction into commerce.

          Section 3.17  TAXES.  Except as set forth in Schedule 3.17:

          (a) all material Tax Returns that are required to be filed on or before the Closing Date (taking into account applicable extensions) by or on behalf of any of the Conveyed Subsidiaries have been timely filed in the manner prescribed by the appropriate Tax Law;

          (b) all material Taxes shown to be due on the Tax Returns referred to in clause (a) of this Section 3.17 and all Taxes relating to the Conveyed Subsidiaries due for periods ending on or prior to the Closing Date (including open years and years for which amended tax returns have been filed) have been timely paid or recorded as reserves or liabilities on the appropriate books and records of SB, the Shares Selling Corporations or the Conveyed Subsidiaries (in accordance with generally accepted accounting principles);

          (c) all Tax Returns referred to in clause (a) of this Section 3.17 are true, correct and complete in all material respects;

          (d) no material adjustments or deficiencies relating to the Tax Returns referred to in clause (a) of this Section 3.17 have been proposed, asserted or assessed in writing by the IRS or the relevant state, local or foreign taxing authority, except for such material adjustments or deficiencies which have been fully paid or finally settled;

          (e) there are no outstanding waivers or agreements extending the applicable statute of limitations for any taxable period with respect to Taxes of any of the Conveyed Subsidiaries;

          (f) there are no material liens for Taxes upon any of the assets of the Conveyed Subsidiaries or the Conveyed Assets, except for statutory liens for current Taxes not yet due;

          (g)  neither SB nor any of its Subsidiaries has made an election under
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code) owned by any of the Conveyed Subsidiaries;

          (h) none of the Conveyed Subsidiaries is a party to a Tax Sharing Agreement or to an agreement that provides for the payment of any amount that would constitute a "parachute payment" within the meaning of Section 280G of the Code;

          (i) to the knowledge of SB, no federal, state, local or foreign tax audits or other administrative proceedings or court proceedings are presently pending with respect to any of the Conveyed Subsidiaries with regard to any Taxes (provided that prior to the Closing Date SB shall provide to Purchaser a schedule of all such items);

          (j) each of the Conveyed Subsidiaries has timely withheld and paid over to the proper governmental authorities all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholders, or other third party; and

          (k) the term "material" for purposes of this Section 3.17 shall be determined separately with respect to each Conveyed Subsidiary and/or Conveyed Asset, as the case may be.

          Section 3.18  EMPLOYEE BENEFITS.  With respect to each Plan:

          (a)  AS TO DOMESTIC PLANS:

               (i) All Material Domestic Plans are listed in Schedule 3.18(a)(i). True and complete copies of all Material Domestic Plans, including, but not limited to, any trust instrument or insurance contract forming a part of any Domestic Plan, and all amendments thereto, have been provided or made available to Purchaser.

              (ii)  No Domestic Plan is a multiemployer plan, as defined in
Section 3(37) of ERISA. Within the immediately preceding six years, no Seller Corporation has participated in, contributed to or been required to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA.

             (iii) All of the applicable requirements of ERISA, the Code and regulations thereunder (and any other applicable Laws) have been fully and timely complied with in all material respects.

              (iv) There is no act or omission of any Seller Corporation, or, to the best knowledge and belief of SB, of any other person or entity, which would constitute a material violation of or prohibited act or transaction under, any applicable section of ERISA or the Code, or regulations under either of the foregoing.

               (v) Under each Domestic Plan which is a defined benefit pension plan subject to Title IV of ERISA, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as deter-mined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year.

              (vi) No liability to the Pension Benefit Guaranty Corporation or under Title IV of ERISA has been incurred by any Seller Corporation, or any ERISA Affiliate of any Seller Corporation since the effective date of ERISA that has not been satisfied in full.

               (vii) All contributions, premiums or other payments due from any Seller Corporation to (or under) any Domestic Plan for all periods prior to the Closing Date in respect of Employees have been, or will be as of the Closing, fully paid or provided for.

            (viii) Each Plan that is intended to qualify under Section 401(a) of the Code and the regulations thereunder has been determined to be so qualified; and no event has occurred since the date of such determination that would adversely affect such qualification; and each Plan has been administered in substantial compliance with ERISA and the Code.

              (ix) There are no pending or threatened actions, claims, lawsuits, arbitrations, audits, investigations or similar proceedings involving the Domestic Plans, the assets of any of the trusts under such Plans or the plan sponsor or the plan administrator of any such Plans, or any fiduciary of any such Plans (other than routine benefit claims) which would become the liability of the Purchaser upon the consummation of the transaction contemplated by this Agreement, nor does SB, any Seller Corporation or any other Subsidiary have knowledge of facts which could form a reasonable basis for any such proceedings.

               (x) Each Seller Corporation and each ERISA Affiliate has substantially complied with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). Any failure to comply shall be deemed substantial to the extent that such failure cannot be corrected by Seller Corporation and either results in costs to the Purchaser of $10,000 in the aggregate, or causes a group health plan of the Purchaser to fail to comply with COBRA, or both.

              (xi) Except as listed on Schedule 3.18(a)(xi), no liability under any Domestic Plan has been funded with the purchase of a contract from an insurance company.

             (xii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due, or increase the amount of compensation due, any current or former Employee, including, without limitation, any severance payment or benefit; (ii) increase any benefits otherwise payable under any Domestic Plan or
(iii) result in the acceleration of the time of payment or vesting of any such benefits.

            (xiii) Neither SB, any Seller Corporation, any other Subsidiary nor any ERISA Affiliate has any liability which would become the liability of the Purchaser upon the consummation of the transaction contemplated by this Agreement (except as specifically provided in this Agreement) with respect to any Domestic Plan (i) previously maintained or contributed to by SB, any Seller Corporation, any other Subsidiary or any ERISA Affiliate, or to which SB, any Seller Corporation, any other Subsidiary or any ERISA Affiliate previously had an obligation to contribute, or (ii) previously maintained or contributed to, or to which there was an obligation to contribute, by any entity (or any current or former


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

member of the entity's former control group within the meaning of Section 414 of the Code) from which SB, any Seller Corporation, any other Subsidiary or any ERISA Affiliate acquired any business operations.

          (b)  AS TO FOREIGN PLANS:

               (i) As soon as possible after, but no later than fifteen (15) days after, the signing of the Agreement, the relevant Seller Corporation will provide the Purchaser with a written list of all Foreign Plans in the U.S., U.K., Belgium, France and Germany which it maintains or to which it is a party, or to which it contributes or is obligated to contribute, as well as making available to Purchaser an accurate and current copy of the text (including amendments) of each Plan (if previously reduced to writing) or a description of all material elements of each Plan (if not previously reduced to writing). Such documents with respect to all other Foreign Plans shall be provided within the forty-five (45) days after the signing of the Agreement.

              (ii) As to each Foreign Plan, all of the applicable requirements of the applicable Laws under which the Plan is operated have been complied with in all material respects.

             (iii) If such Foreign Plan is a defined benefit pension plan that is required under applicable Laws to be funded, said Plan is funded in material compliance with the requirements of the Laws applicable to such Plan and, if such Plan is not so required to be funded, the benefits payable to Employees under said Plan are adequately reserved for (or there is an adequate combination of reserves and funding) in accordance with the generally accepted accounting principles of the Foreign country in which the Plan is maintained.

              (iv) All contributions, premiums or other payments due from a Seller Corporation to (or under) each Foreign Plan for all periods prior to the Closing Date in respect of Employees have been, or will be as of the Closing, fully paid or provided for in accordance with the generally accepted accounting principles of the Foreign country in which the Plan is maintained.

               (v) To the Knowledge of SB, there are no pending or threatened actions, claims, lawsuits, arbitrations, audits, investigations or similar proceedings involving the Foreign Plans, the assets of any of the trusts under such Plans or the plan sponsor or the plan administrator of any such Plans, or any fiduciary of any such Plans (other than routine benefit claims) which would become the liability of the Purchaser upon the consummation of the transaction contemplated by this Agreement, nor does SB, any Seller Corporation or any other Subsidiary have knowledge of facts which could form a reasonable basis for any such proceedings.

              (vi) To the Knowledge of SB, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due, or increase the amount of compensation due, any current or former Employee, including, without limitation, any severance payment or benefit; (ii) increase any benefits otherwise payable under any Foreign Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

             (vii) To the knowledge of SB, neither SB, any Seller Corporation nor any other Subsidiary has any liability which would become the liability of the Purchaser upon the consummation of the transaction contemplated by this Agreement (except as specifically provided in this Agreement or impliedly provided in Section 5.5(e) of this Agreement) with respect to any Foreign Plan
(i) previously maintained or contributed to by SB, any Seller Corporation or any other Subsidiary, or to which SB, any

Seller Corporation or any other Subsidiary previously had an obligation to contribute, or (ii) previously maintained or contributed to, or to which there was an obligation to contribute, by any entity (or any current or former member of the entity's former control group within the meaning of section 414 of the
Code) from which SB, any Seller Corporation or any other Subsidiary acquired any business operations.

          Section 3.19 LABOR MATTERS. Other than as set forth in Schedule 3.19(a), (i) no Conveyed Subsidiary or Asset Selling Corporation is party to any collective bargaining agreement or other labor contract with any labor organization applicable to Employees; (ii) none of the Employees employed in the United States is represented by any union or similar labor organization and to the Knowledge of SB there are no current organizing activities among such Employees; (iii) there are no unfair labor practice charges or complaints pending against any Conveyed Subsidiary or any Asset Selling Corporation with respect to the Animal Health Business before the National Labor Relations Board or any similar state or non-United States agency; (iv) there is no strike, slowdown, work stoppage or lockout, or, to the Knowledge of SB, threat thereof, with respect to the

Animal Health Business, and within the past two years there has not been any such action; and (v) there is no formal grievance arising out of any collective bargaining agreement or other labor contract or other grievance procedure which, if determined adversely to a Conveyed Subsidiary or Asset Selling Corporation, could have a material adverse effect on any particular plant, location or operation of the Animal Health Business. A list of all outstanding formal employee grievances with respect to the Animal Health Business is set forth on
Schedule 3.19(b).

          Section 3.20 RECEIVABLES. All receivables of the Conveyed Subsidiaries or included in the Conveyed Assets at the Closing Date will be valid, genuine and fully collectible in the aggregate amount thereof, less any reserves for doubtful accounts recorded on the Financial Statements or the Closing Statements.

          Section 3.21 BROKERS. Except for Wasserstein Perella & Co., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SB. SB is solely responsible for the fees and expenses of Wasserstein Perella & Co.


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

          Section 3.22 BUSINESS PLANS. Set forth on Schedule 3.22 are copies of the "3-1" and the "10-3" plans and a list of pending research projects of the Animal Health Business. The "3-1" and the "10-3" plans are the internal business plans of the Animal Health Business (including its projections and forecasts) and were developed in the ordinary course of SB's business. Schedule
3.22 contains true and complete copies of the 3-1 and the 10-3 plans except that such copy of the "3-1" plans excludes the qualitative narrative and quantitative data included in such plans relating to the 1994 budget, each of which is included in copies of such plan in SB's possession. Neither SB nor any of its Affiliates makes any express or implied representation or warranty in respect of such plans or the projections, forecasts or research projects included therein, including, without limitation, any representation or warranty with respect to the achievability of such plans, projection, or forecasts, the reasonableness of the assumptions set forth therein or whether the results set forth therein could or will be realized by the Purchaser.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser represents and warrants to Seller Corporations as follows:

          Section 4.1 ORGANIZATION AND QUALIFICATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

          Section 4.2 CORPORATE AUTHORIZATION. Purchaser has full corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder. The execution, delivery and performance by Purchaser of this Agreement have been duly authorized by all requisite corporate action on the part of Purchaser and no other corporate proceedings on the part of Purchaser are required in connection with the execution, delivery and performance by Purchaser of this Agreement.

          Section 4.3 BINDING EFFECT. This Agreement constitutes a valid and legally binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

          Section 4.4 NON-CONTRAVENTION. Except as set forth in Schedule 4.4, the execution, delivery and performance by Purchaser of this Agreement, and the consum-


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

mation of the transactions contemplated hereby and thereby, does not and will not (i) violate any provision of the certificate of incorporation, bylaws or other organizational documents of Purchaser, or (ii) assuming compliance with the matters set forth in Sections 3.5 and 4.5, violate or result in a breach of or constitute a default under any law, rule, regulation, judgment, injunction, order, decree or other restriction of any court or Governmental Authority to which Purchaser is subject, including any Governmental Authorization.

          Section 4.5  CONSENTS AND APPROVALS.  Other than as set forth in
Schedule 4.5, the execution and delivery of this Agreement by Purchaser does not and will not, require any consent or approval of any Governmental Authority, except where the failure to obtain such consents or approvals would not in the aggregate materially hinder or impair the consummation of the transactions contemplated hereby.

          Section 4.6 FINANCIAL CAPABILITY. On the Closing Date, Purchaser will have sufficient funds to pay the Aggregate Payment on the terms and conditions contemplated by this Agreement.

          Section 4.7 SECURITIES ACT. Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Purchaser acknowledges that the Shares are not registered under the Securities Act, any applicable state securities law or any applicable foreign securities laws, and that such Shares may not be transferred or sold except pursuant to the registration provisions of such Securities Act or applicable foreign securities laws or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.


                                    ARTICLE V

                                    COVENANTS

          Section 5.1  ACCESS.

               (a) (i) Prior to the Closing, SB shall permit Purchaser and its representatives to have access, during regular business hours and upon reasonable advance notice, to the assets, employees, books and records of Selling Corporations and Conveyed Subsidiaries relating to the Animal Health Business, and shall furnish, or cause to be furnished, to Purchaser, such financial, tax and operating data and other available information with respect to the Animal Health Business as Purchaser shall from time to time reasonably request. No investigation pursuant to this Section shall affect any representation or warranty given by SB hereunder.

                    (ii) SB shall permit Purchaser to conduct the additional investigation of environmental conditions commonly known as a Phase II investigation where Purchaser has reasonable grounds to believe that there is contamination at a facility; provided that Purchaser shall use its best efforts to complete such Phase II investigations within a span of 10 working days; and provided further that Purchaser's failure to complete a Phase II investigation shall not be grounds for delaying the Closing of the transaction. Purchaser shall conduct any such Phase II investigation in a manner that minimizes the disruption of SB's conduct of the ongoing business at the facility.

          (b) All information provided to Purchaser by or on behalf of SB, any other Seller Corporation or Conveyed Subsidiary in connection with the Agreement and the transactions contemplated hereby will be held by Purchaser and its Affiliates, agents and representatives as Information, as defined in, and pursuant to the terms of, the Confidentiality Agreement.

          Section 5.2 CONDUCT OF BUSINESS. During the period from the date hereof to the Closing, except as otherwise contemplated by this Agreement or as Purchaser shall otherwise consent in writing, SB agrees that it will conduct the Animal Health Business, and will cause the Animal Health Business to be conducted, in the ordinary and usual course consistent with past practice, and use its reasonable best efforts to preserve intact the Animal Health Business and related relationships with customers, suppliers and other third parties and keep available the services of the present Employees. During the period from the date hereof to the Closing, except as otherwise contemplated by this Agreement, as Purchaser shall otherwise consent in writing, and except as may be necessary to remove from any Conveyed Subsidiary the assets, if any, not relating to the Animal Health Business, SB covenants and agrees that it shall with respect to the Animal Health Business, and shall cause the Conveyed Subsidiaries to, and with respect to the Animal Health Business, the Asset Selling Corporations to:

               (i) maintain insurance coverage at levels consistent with presently existing levels so long as such insurance is available at commercially reasonable rates;

               (ii) not incur, create or assume any Lien with respect to any material asset other than Permitted Encumbrances;

               (iii) except as provided in Section 5.6(iv) hereof, not incur any long-term indebtedness for money borrowed, factoring arrangements, sale and leaseback transactions and other similar financing transactions or any short-term indebtedness for borrowed money other than in the ordinary course of business;

               (iv) not acquire or dispose of any assets outside of the ordinary course of business consistent with past practice;

               (v) not amend any term of, or waive any right under, any Material Contract;

               (vi) not change or amend the charter or bylaws of any Conveyed Subsidiary;

               (vii) except as set forth on Schedule 5.2(xiii), not issue, sell, pledge, transfer, repurchase or redeem or propose to issue, sell, pledge, transfer, repurchase or redeem any shares of capital stock of any Conveyed Subsidiary (other than directors' qualifying shares), or securities convertible into or exchangeable or exercisable for, or options with respect to, or war-


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rants to purchase or rights to subscribe for, shares of capital stock of any
Conveyed Subsidiary;

               (viii) not enter into any agreements, commitments or contracts which are material to the Animal Health Business (including, without limitation, employment agreements and collective bargaining agreements), except agreements, commitments or contracts for the purchase or sale of goods or services in the ordinary course of business, consistent with past practice;

               (ix) except in the ordinary course of business pursuant to appropriate confidentiality agreements, and except as required by any Law, existing agreements set forth in Schedule 3.12, or as may be reasonably necessary to secure or protect intellectual or industrial property rights of SB and its Affiliates, not provide any confidential information with respect to the Animal Health Business to any Person other than Purchaser, Seller Corporations or their respective Affiliates and representatives;

               (x) not take any action which would be reasonably expected to prevent or delay the consummation of the transactions contemplated by this Agreement;

               (xi) not enter into, adopt, amend (except as required by applicable law or any existing agreement)


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any Plan or increase the amount or accelerate the payment or vesting of any benefit payable thereunder, in each case in any way that increases the amount of the liability attributable to the Animal Health Business in respect of such Plan, or grant any increases in the compensation or fringe benefits of employees of the Animal Health Business, in each case other than ordinary increases consistent with past practice or in connection with best-efforts bonuses; and

               (xii) not take any action that would materially affect the Allocation;

               (xiii) not transfer the ownership of any Conveyed Subsidiary except as set forth on Schedule 5.2(xiii); and

               (xiv)  not agree to take any of the foregoing actions.

          Section 5.3 BEST EFFORTS; GOOD FAITH; ENVIRONMENTAL TRANSFER REQUIREMENTS. SB and Purchaser will cooperate and use their respective best efforts to fulfill the conditions precedent to the other party's obligations hereunder, including but not limited to, securing as promptly as practicable all consents, approvals, waivers, authorizations and Permit transfers required prior to Closing in connection with the transactions


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contemplated hereby and further including taking all best efforts to consummate the Closing. SB shall promptly file all materials required under any environmental Laws (including, without limitation, foreign or state property transfer laws) and all transfer requests required for Environmental Permits. Purchaser and SB will promptly file documentary materials required to be filed by them under Competition Laws and each of the other items referred to in
Section 3.5 and Section 4.5 (whether or not material) and promptly file any additional information requested as soon as practicable after receipt of request thereof.

          Section 5.4  TAX MATTERS.

          (a) TAX TREATMENT. SB and Purchaser hereby agree that Purchaser shall make an election under Section 338 of the Code with respect to the purchase of the Shares of all of the Conveyed Subsidiaries. Purchaser shall provide to SB, within 30 days of making such an election, all forms and elections (including any amendments and schedules thereto) filed with the IRS or any other taxing authority in connection with such election.

          (b)  INDEMNIFICATION.

               (i) SB'S INDEMNIFICATION OF PURCHASER. SB shall indemnify the Purchaser Indemnified Parties


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from, against, and in respect of (A) any Taxes of any of the Conveyed
Subsidiaries for any taxable period, or portion thereof (as determined pursuant to Section 5.4(c) hereof), ending on or prior to the Closing Date (but only if such Taxes are in excess of $25,000, on a cumulative basis applied separately for each Conveyed Subsidiary with respect to which indemnity is being sought, at which time all such Taxes relating to such Conveyed Subsidiary shall become payable by SB); (B) any Taxes relating to the Conveyed Assets for any taxable period, or portion thereof (as determined pursuant to Section 5.4(c) hereof), ending on or prior to the Closing Date (but only if such Taxes are in excess of $25,000, on a cumulative basis applied separately for each Asset Selling Corporation with respect to which indemnity is being sought, at which time all such Taxes relating to such Asset Selling Corporation shall become payable by
SB); (C) any foreign Taxes of a Conveyed Subsidiary coming due directly as a result of such Conveyed Subsidiary's departure from an affiliated, consolidated, combined or other similar group as a result of the transactions contemplated by this Agreement; and (D) any Transfer Taxes for which SB or the relevant Seller Corporation is liable pursuant to Section 5.4(f) hereof.

               (ii) PURCHASER'S INDEMNIFICATION OF SB. Purchaser shall indemnify the Seller Indemnified Parties from, against, and in respect of (A) any Taxes of any of the Conveyed Subsidiaries for any taxable period, or portion thereof (as determined pursuant to Section 5.4(c) hereof), beginning after the Closing Date (but only if such Taxes are in excess of $25,000, on a cumulative basis applied separately for each Conveyed Subsidiary with respect to which indemnity is being sought, at which time all such Taxes relating to such Conveyed Subsidiary shall become payable by Purchaser); (B) any Taxes relating to the Conveyed Assets for any taxable period, or portion thereof (as determined pursuant to Section 5.4(c) hereof), beginning after the Closing Date (but only if such Taxes are in excess of $25,000, on a cumulative basis applied separately for each Asset Selling Corporation with respect to which indemnity is being sought, at which time all such Taxes relating to such Asset Selling Corporation shall become payable by Purchaser); and (C) any Transfer Taxes for which Purchaser is liable pursuant to Section 5.4(f) hereof.

               (iii)  [Intentionally Omitted]

               (iv) For purposes of this Section 5.4, the term Taxes shall include Losses directly or indi-


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rectly relating to or arising out of any liability for Taxes.

          (c) COMPUTATION OF TAX LIABILITIES, PRORATION OF TAXES AND EARNINGS AND PROFITS. To the extent permitted by Law or administrative practice, the taxable year of each Conveyed Subsidiary shall end on and include the Closing Date. For purposes of determining the earnings and profits of any Conveyed Subsidiary or the liability for Taxes for a portion of a taxable year or period that begins before and ends after the Closing Date (a "STRADDLE PERIOD"), the determination of such earnings and profits or such Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the taxable year or period ended on and included the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis and annual real and personal property taxes shall be prorated on the basis of the number of days in the annual period elapsed through the Closing Date as compared to the number of days in the annual period elapsing after the Closing Date.


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

          (d)  TAX RETURNS.

               (i) SB or the relevant Seller Corporation shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis all Tax Returns with respect to the Conveyed Subsidiaries and the Conveyed Assets for any taxable period ending on or prior to the Closing Date.

               (ii) Purchaser shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis all Tax Returns with respect to the Conveyed Subsidiaries and the Conveyed Assets for any taxable period ending after the Closing Date, including Tax Returns for any Straddle Period.

               (iii) If either Purchaser, on the one hand, or SB or the relevant Seller Corporation, on the other hand, may be liable for any portion of the Tax payable on any Tax Return to be filed by the other, the party responsible for filing such return (the "PREPARER") shall use its best efforts to prepare and deliver to the other party (the "PAYOR") a copy of such return and any schedules, work papers and other documentation then available that are relevant to the preparation of the portion of such return for which the Payor is or may be liable hereunder not later than thirty (30) days prior to


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

the Due Date. The Preparer shall not file such return without the prior written consent of the Payor, which consent shall not be unreasonably withheld and which consent shall be provided to the Preparer at least ten (10) days prior to the Due Date. With respect to any Tax Return for a Straddle Period, Purchaser shall reflect on such Tax Return all Tax Items for which SB is or may be liable pursuant to Section 5.4(b) hereof on a basis which is consistent with SB's or the relevant Seller Corporation's past practice for reporting such items unless Purchaser has been advised in writing by the CPA Firm that such practice is not appropriate under the Tax Laws of the relevant jurisdiction and has promptly provided the tax director of SB with a copy of such written advice.

               If the Preparer and the Payor are unable to agree on the amount of the Payor's liability for any Tax Item, the amount of such Tax Item in dispute shall be settled by an internationally recognized firm of independent public accountants mutually acceptable to both the Preparer and the Payor (the "CPA FIRM") whose fees and expenses shall be paid by the Preparer and the Payor in proportion to each party's respective liability for such Tax Item as determined by the CPA Firm, and Payor shall pay the amount determined by the CPA Firm within five (5) Business Days of such determination.

               If the Preparer fails to satisfy its obligations under this
Section 5.4(d)(iii), the Payor's obligation to indemnify the Preparer for any Taxes which are reflected on any such Tax Return shall be reduced to the extent the Payor is prejudiced by such failure and the Payor shall retain any and all remedies it may otherwise have which arise out of such failure.

          (e)  CONTEST PROVISIONS.

               (i) NOTIFICATION OF CONTESTS. Each of Purchaser, on the one hand, and SB, on the other hand (the "RECIPIENT"), shall notify the tax director of the other party in writing within thirty (30) days of receipt by the Recipient of written notice of any pending or threatened audits, adjustments or assessments relating to Taxes (a "TAX AUDIT") which may affect the liability for Taxes of such other party. If the Recipient fails to give such written notice to the other party, the Recipient shall not be entitled to indemnification for any Taxes arising in connection with such Tax Audit to the extent such failure to give notice affects the other party's ability to participate in the Tax Audit or increases the other party's liability for Taxes.

               (ii) WHICH PARTY CONTROLS. If a Tax Audit relates to any taxable period ending on or prior to the Closing Date, SB shall at its expense control the defense and settlement of such Tax Audit. If a Tax Audit relates to any taxable period beginning after the Closing Date, Purchaser shall at its expense control the defense and settlement of such Tax Audit. If a Tax Audit relates to any Straddle Period and the Closing Date is after June 30 of any calendar year, SB shall at its expense control the defense and settlement of such Tax Audit. If a Tax Audit relates to any Straddle Period and the Closing Date is prior to July 1 of any calendar year, Purchaser shall at its expense control the defense and settlement of any such Tax Audit.

               (iii) PARTICIPATION RIGHTS. Any party whose liability for Taxes may be affected by a Tax Audit shall be entitled to participate at its own expense in such defense and to employ counsel of its choice at its own expense.

               (iv) Notwithstanding the foregoing, neither party shall be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect the liability for Taxes of the relevant Conveyed Subsidiary with re-spect to any taxable period ending after the Closing Date (including any Straddle Period) or the liability for Taxes of SB or the relevant Conveyed Subsidiary with respect to periods ending on or before the Closing Date to any extent (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) without the prior written consent of the other party. Such consent shall not be unreasonably withheld and shall not be necessary to the extent that the appropriate party has indemnified the other party in form and substance reasonably acceptable to the indemnitee.

               If a firm offer is made by a taxing authority to settle a claim or litigation and the party which desires to accept the offer ("SETTLING PARTY") notifies the other party ("AFFECTED PARTY") in writing that it desires to accept and agree to such settlement, but the Affected Party elects not to accept or agree to such settlement, the Affected Party may continue to contest or defend such claim or litigation and, in such event, the total maximum liability of the Settling Party with respect to such claim or litigation shall be limited to and shall not exceed the amount of the Settling Party's share of such settlement offer, plus the Settling Party's reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and disbursements) to the date of notice that the Settling Party desires to accept such settlement.

          (f) TRANSFER TAXES. All excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties ("TRANSFER TAXES") resulting directly or indirectly from the transfer by SB or the relevant Seller Corporation of the Shares and the Conveyed Assets to Purchaser, shall be borne equally by SB and Purchaser. Any Transfer Taxes resulting from any sale or transfer of all or any portion of the Shares or the Conveyed Assets by Purchaser subsequent to the transfer of the Shares and the Conveyed Assets pursuant to this Agreement shall be borne entirely by the Purchaser, and Purchaser shall indemnify the Seller Indemnified Parties from and against any liabilities arising in connection therewith. Notwithstanding Section 5.4(d) hereof, the responsibility for filing Tax Returns relating to Transfer Taxes shall be covered exclusively by this Section 5.4(f). Any Tax Returns that must be filed in connection with such Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local law for filing such Tax Returns, and such party will use its best efforts to provide such Tax Returns to the other party at least thirty (30) days prior to the Due Date for such Tax Returns.

          (g)  CERTAIN POST-CLOSING SETTLEMENT PAYMENTS.

               (i) PURCHASER'S CLAIMING, RECEIVING OR USING OF REFUNDS AND OVERPAYMENTS. If, after the Closing Date, Purchaser, any Conveyed Subsidiary or any of their Affiliates (A) receive any refund, or (B) utilize the benefit of any overpayment of Taxes which, in each case (A) and (B), (x) relates to a Tax paid by any Seller Corporation or any of their Affiliates on or prior to the Closing Date, or (y) is the subject of indemnification by SB under this Agreement, Purchaser shall promptly transfer, or cause to be transferred, to SB or the relevant Seller Corporation the entire amount of the refund or overpayment (including interest) received or utilized by Purchaser net of Purchaser's reasonable out-of-pocket costs of obtaining such refund. Purchaser shall notify

SB promptly after the discovery of a right to claim any such refund or overpayment and the receipt of any such refund or utilization of any such overpayment. Purchaser shall as promptly as practicable claim any such refund or utilize any such overpayment and shall furnish to SB all information, records and assistance necessary to verify the amount of the refund or overpayment. Purchaser's obligations under this Section 5.4(g) shall be subject to limitations consistent with those described in Section 5.4(b) relating to indemnities.
               (ii) PURCHASER'S CARRYBACK OF POST-CLOSING LOSSES. Purchaser may carry back any Tax Item to any taxable period of SB, any Seller Corporation or any Conveyed Subsidiary ending on or prior to the Closing Date; provided, however, that Purchaser shall indemnify SB or the relevant Seller Corporation from, against and in respect of all Taxes relating directly or indirectly to such carry back.

               (iii)  REALIZATION OF TAX BENEFITS IN RESPECT OF INDEMNIFIED
LIABILITIES.   (A) If, after the Closing Date, (a) Purchaser or any of its
Affiliates realizes any Loss for which it is indemnified by SB pursuant to
Article VII hereof or (b) an adjustment required by any taxing authority with respect to any Tax

Item increases SB's indemnification obligation under this Agreement, Purchaser and its Affiliates shall claim any such Loss and recognize any such adjustment on their Tax Returns and claim to the fullest extent permissible all deductions allowable as a result of any such Loss or adjustment. Purchaser shall furnish to SB at SB's expense all relevant information, records and assistance reasonably necessary to verify the amount of the decrease, if any, in Purchaser's and its Affiliates' Taxes paid solely as a result of recognizing or realizing such Loss or adjustment and claiming all such permissible deductions (as compared to the Taxes Purchaser and its Affiliates would otherwise have paid solely without such Loss or adjustment). Purchaser shall promptly transfer, or cause to be transferred, to SB or the relevant Seller Corporation the entire amount of such decrease at the time such decrease is realized, whether realized by Purchaser and its Affiliates paying less Taxes or receiving a refund.

               (B) If, after the Closing Date, (a) SB or any of its Affiliates realizes any Loss for which it is indemnified by Purchaser pursuant to Article VII hereof or (b) an adjustment required by any taxing authority in any Tax Item increases Purchaser's indemnification obli-gation under this Agreement, SB and its Affiliates shall claim any such Loss and recognize any such adjustment on their Tax Returns and claim to the fullest extent permissible all deductions allowed as a result of any such Loss or adjustment. SB shall furnish to Purchaser at Purchaser's expense all material information, records and assistance necessary to verify the amount of the decrease, if any, in SB's and its Affiliates' Taxes paid solely as a result of recognizing or realizing such Loss or adjustment and claiming all such permissible deductions (as compared to the Taxes SB and its Affiliates would otherwise have paid solely without such Loss or adjustment). SB shall promptly transfer, or cause to be transferred, to Purchaser the entire amount of such decrease at the time such decrease is realized, whether realized by SB and its Affiliates by paying less Taxes, receiving a refund.

          (iv)  METHODOLOGY AND PROCEDURE.

               (A) ORDERING RULES.  For purposes of this Section 5.4 or Section
7.6 hereof, in determining the amount of the decrease or increase in Taxes paid by a party as a result of realizing or utilizing any Tax Item, such calculation shall be made by comparing the income Taxes paid by the party taking into account such Tax Item with the income Taxes the party would have paid had it not taken such Tax Item into account. In making such calculation, any Tax Item that such party would have had in the absence of the Tax Item whose effect is being determined shall be deemed to be recognized or used first and the Tax Item whose effect is being determined shall be deemed to be recognized or used last.

               (B) SUBSEQUENT ADJUSTMENT. In the event that any Tax refund, benefit or savings described in any clause of this Section 5.4(g) is subsequently reduced as a result of any adjustment required by any final determination of the applicable Law of the relevant jurisdictions, this Section 5.4(g) shall be applied taking into account such adjustment.

               (C) RESOLUTION OF ALL TAX RELATED DISPUTES. For purposes of computing the amount of any payment due relating to the effect of any Tax Item, each party shall provide to the other, as reasonably requested by the other, all reasonably available information, records and assistance necessary to verify the relevant Tax effects. In the event that SB or the relevant Seller Corporation, on the one hand, and Purchaser, on the other hand, cannot agree on any calculation of any amount relating to Taxes or the interpretation or application of any provision of this Agreement relating to Taxes, such dispute shall be resolved by the CPA Firm, which shall act as an arbitrator to resolve all points of disagreement and whose decision shall be final and binding upon all persons involved and whose expenses shall be shared equally by SB and Purchaser (except to the extent provided otherwise herein).

          (h) CLOSING AND POST-CLOSING ACTIONS WHICH AFFECT SB'S LIABILITY FOR TAXES.

               (i) Purchaser shall not and shall not permit any Conveyed Subsidiary to take any action on the Closing Date if advised in writing by the CPA Firm that such action could increase the liability for Taxes of SB or any Seller Corporation (including any obligation of SB to indemnify the Purchaser Indemnified Parties under this Agreement) unless Purchaser has been advised in writing by the CPA Firm that such action is required by the laws of the applicable jurisdiction and has promptly provided the tax director of SB with a copy of such written advice.

               (ii) Except to the extent Purchaser is advised in writing by the CPA Firm (a copy of which is promptly provided to the tax director of SB) that such action is required by law, Purchaser shall not, without

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the prior written consent of SB, amend any Tax Return filed by, or with respect to, any Conveyed Subsidiary or Conveyed Asset for any taxable period, or portion thereof, beginning before the Closing Date and ending on or before the Closing Date.

          (i) MAINTENANCE OF BOOKS AND RECORDS. Until the applicable statute of limitations (including periods of waiver) has run for all Tax Returns filed or required to be filed with respect to taxable periods ending on or prior to the Closing Date, Purchaser shall retain all of the books and records relating to Animal Health Business in existence on the Closing Date and after the Closing Date will upon request and for a reasonable and specific purpose provide SB or the relevant Seller Corporation access to such relevant books and records for inspection and copying by SB or the relevant Seller Corporation and their representatives during normal business hours. After the expiration of such period, no such books and records shall be destroyed by Purchaser without first advising the tax director of SB in writing and giving SB or the relevant Seller Corporation at least sixty (60) Business Days to obtain possession thereof.

          (j) TERMINATION OF EXISTING TAX SHARING AGREEMENTS. Any existing Tax Sharing Agreements shall be


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

terminated as of the Closing Date to the extent such agreement or arrangement binds any Conveyed Subsidiary. The preceding sentence shall not apply to any agreement entered into in connection with this Agreement.

          (k) ASSISTANCE AND COOPERATION. The parties agree that, after the Closing Date:

               (i) Each party shall assist the other party in preparing and filing any Tax Returns which such other party is responsible for preparing and filing;

               (ii) The parties shall cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns and payments in respect thereof;

               (iii) The parties shall make available to each other and to any taxing authority as reasonably requested all relevant books and records relating to Taxes;

               (iv) Each party shall provide timely written notice to the other party of any pending or proposed Tax Audit for which the other party may have an indemnification obligation under this Agreement;

               (v) Each party shall furnish the other party with copies of all relevant correspondence received from any taxing authority in connection with any Tax

Audit or information request relating to any Taxes referred to in subsection (iv) of this Section 5.4(k); and

               (vi) Except as otherwise provided herein, the party requesting assistance or cooperation shall bear the other party's reasonable out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third-party service providers.

          (l) This Section 5.4 shall exclusively govern the procedure for all Tax indemnification claims.

          Section 5.5  POST-CLOSING OBLIGATIONS TO EMPLOYEES.

          (a) DOMESTIC AND FOREIGN EMPLOYMENT, BENEFITS AND COMPENSATION, GENERALLY.

               (i) Wherever in this Section 5.5, the Purchaser makes a covenant or undertakes an obligation, the Purchaser shall be deemed to have promised to fulfill such covenant or obligation itself or to cause one or more of its Affiliates to fulfill such covenant or obligation.

               (ii) As of the Closing Date, Purchaser shall offer employment in substantially comparable positions to (or, in the case of active Employees of Conveyed Subsidiaries, continue the employment in substantially comparable positions of) all active Employees on such date. The employment of any Employee of an Asset Selling Corporation who accepts the terms of employment so offered will commence at 12:01 A.M. on the day immediately after the Closing Date. When any Employee who is, on the Closing Date, absent on short-term disability or Workers' Compensation seeks to return to active employment, Purchaser shall offer immediate employment to such Employee, in a position substantially comparable to that which the Employee occupied before such leave but only at such time that the employee is medically capable to perform the essential functions of the position occupied immediately before such leave. In addition, employment in substantially comparable positions will be offered to those employees returning from authorized leave defined as Maternity, Military and Family and Medical Leaves, or other leaves where return to work is subject to statutory requirements. The Purchaser shall not be required to offer reemployment nor have any other obligation with respect to individuals who are on long-term disability on the Closing Date.

               (iii) Purchaser will maintain for a period of two years after the Closing Date, without interruption, employee compensation and benefit plans, programs, policies and arrangements (including fringe benefits) that, in the aggregate, will provide benefits to Employees that are substantially comparable to those provided pursuant to the employee compensation and benefit plans, programs, policies and arrangements (including fringe benefits), of SB and its Affiliates applicable to such Employees as of, and as in effect on, the Closing Date. Notwithstanding the foregoing, for a period of one year after the Closing Date, Purchaser will maintain severance plans, programs or policies which provide to each Employee severance pay and benefits which are in the aggregate substantially comparable to the severance plan, program or policy of the respective Seller Corporation applicable to such Employee as in effect on the date of this Agreement. After such one-year period, Purchaser will provide severance benefits to such Employees which are no less favorable than those provided to comparably situated other employees of the Purchaser.

               (iv) Employees shall be given credit for all service with SB and its Affiliates (and predecessors) to the same extent as such service was credited for such purpose by the respective Conveyed Subsidiary or Asset Selling Corporation, under (i) all employee benefit plans, programs and policies, and fringe benefits of

Purchaser for purposes of eligibility, vesting and benefit accrual (subject to Section 5.5(b)(ii) hereof) and (ii) severance plans, programs or policies for purposes of calculating the amount of each Employee's severance benefits.

               (v) Nothing in this Section 5.5(a) shall be deemed to require the employment of any Employee to be continued for any particular period of time after the Closing Date.

               (vi) SB and its Affiliates shall give the Purchaser reasonable access to any and all records necessary to administer all employee compensation and benefit plans.

          (b)  DOMESTIC TAX-QUALIFIED PLANS.

               (i) SBC shall cause to be transferred from the SmithKline Beecham Retirement Savings Plan (together with any predecessor plan, the "SBC SAVINGS PLAN") to the Pfizer Savings and Investment Plan (the "PURCHASER SAVINGS PLAN") the liability for the account balances of Employees who were participants in the SBC Savings Plan (the "SAVINGS PLAN EMPLOYEES"), together with assets which are reasonably acceptable to the trustee of the Purchaser Savings Plan and the fair market value of which is equal to such liability, and Purchaser shall cause the Purchaser Savings Plan to accept such transfer (the acceptance of the liability being conditioned upon the asset transfer). SB and Purchaser will work together to determine the optimal time for the asset transfer. The transfer of assets shall take place as soon as practicable after the Closing Date; PROVIDED, HOWEVER, that in no event shall such transfer take place until the last of the following occurs: (A) the mutual exchange of favorable determination letters from the Internal Revenue Service with respect to the qualification of the parties' respective Savings Plans under Section 401(a) of the Code, as amended to comply with changes to the qualification requirements of
Section 401(a) of the Code made by the Tax Reform Act of 1986 and other recent legislation and regulations, or if a determination letter taking into account the provisions of the Tax Reform Act of 1986 and all subsequent legislation has not yet been received, then a determination letter taking into account all tax laws up until the enactment of the Tax Reform Act of 1986 may be furnished in lieu thereof, provided that, in addition, an acceptable representation from the Plan administrator is furnished that an application for a determination letter taking into account all required tax law changes to date has been applied for (or


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will be applied for), that the Plan administrator will take whatever actions the
IRS requires to issue a favorable determination letter, that the Plan has, at all times, been in operational compliance with all tax laws and that any amendments necessary to comply with such tax legislation have been (or will be) adopted in a timely manner, and (B) the receipt of any necessary governmental approval or filing of necessary governmental reports including but not limited to IRS Form 5310-A.

          (ii) Effective as of the Closing Date, Purchaser shall establish (or, in Purchaser's discretion, designate) a defined benefit plan (the "PURCHASER PENSION PLAN") for the benefit of Employees who participated in the SmithKline Beecham Pension Plan or any predecessor plan (together, the "SBC PENSION PLAN"). Such Employees are referred to hereinafter as the "PENSION PLAN EMPLOYEES". Subject to the transfer of assets from the SBC Pension Plan described below, the Purchaser Pension Plan shall recognize for all purposes thereunder the service of the Pension Plan Employees which was recognized under the SBC Pension Plan. Notwithstanding any other provision of this Section 5.5, until the date of the actual transfer of assets from the SBC Pension Plan to the Purchaser Pension Plan described below, Purchaser and the


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Purchaser Pension Plan shall be entitled to offset (i) the benefit which would otherwise be payable to an Employee by the Purchaser Pension Plan at the Employee's retirement or vested termination of employment by (ii) the accrued benefit with respect to such Employee under the SBC Pension Plan (the offset so calculated to apply without regard to the benefit actually paid by the SBC Pension Plan). The Purchaser Pension Plan shall provide, upon the transfer of assets described below, that the benefit liabilities of the Pension Plan Employees under the Purchaser Pension Plan shall in no event be less than their benefit liabilities under the SBC Pension Plan as of the Closing Date (as equitably adjusted to take into account distributions of the SBC Pension Plan with respect to the Employees after the Closing Date but prior to the date of such transfer of assets).


          SBC shall cause to be transferred from the trust under the SBC Pension Plan to the trust under the Purchaser Pension Plan assets in the form of cash, cash equivalents and marketable securities reasonably acceptable to the trustee of the Purchaser Pension Plan (the "PENSION ASSETS"), determined in the following two steps:

          1. An amount shall be determined (the "CLOSING DATE AMOUNT"), which shall be equal to the greater of (x)


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

the fair market value of assets held by the trust under the SBC Pension Plan as of the Closing Date, multiplied by a fraction, the numerator of which is the accumulated benefit obligation ("ABO") of the Employees as of the Closing Date and the denominator of which is the ABO with respect to the entire SBC Pension Plan as of such date or (y) the projected benefit obligation ("PBO") of the Pension Plan Employees. The ABO and the PBO will be determined in accordance with the Statement of Financial Accounting Standards No. 87, using the assumptions and methods listed on Schedule 5.5(b)(ii) hereto. Such determination shall use the SBC Pension Plan's participant database used for the January 1, 1995 actuarial valuation, as adjusted for significant events occurring after January 1, 1995, and as projected to the Closing Date using the actuarial assumptions listed on Schedule 5.5(b)(ii) hereto.

          2. The fair market value of the Pension Assets as of the actual date of transfer will be equal to the Closing Date Amount, as adjusted each month until the date of transfer to reflect the rate of actual investment return in the trust under the SBC Pension Plan and reduced by the aggregate actual benefit amounts paid, if


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

any, for the Employees during the period between the Closing Date and the actual
date of transfer.   Notwithstanding any other provision hereof, such transfer of assets shall be made in compliance with Section 414(l) of the Code. The amount of such transfer (the "PENSION TRANSFER AMOUNT") shall be determined in accordance with the foregoing and in the manner described in Section 5.5(b)(iv) hereof. Purchaser shall cause the Purchaser Pension Plan to accept such transfer. The transfer of assets referred to above shall take place as soon as practicable after the Closing Date; provided, however, that in no event shall such transfer take place until the last to occur of the following: (i) the mutual exchange of favorable determination letters from the IRS with respect to the qualification of the parties' respective Pension Plans under Section 401(a) of the Code, as amended to comply with the changes to the qualification requirements of Section 401(a) of the Code made by the Tax Reform Act of 1986 and other recent legislation and regulations, or if a determination letter taking into account the provisions of the Tax Reform Act of 1986 and all subsequent legislation has not yet been received, then a determination letter taking into account all tax laws up until the enactment of the Tax Reform Act of 1986


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

may be furnished in lieu thereof provided that, in addition, an acceptable representation from the Plan administrator is furnished that an application for a determination letter taking into account all required tax law changes to date has been applied for (or will be applied for), that the Plan administrator will take whatever actions the IRS requires to issue a favorable determination letter, that the Plan has, at all times, been in operational compliance with all tax laws and that any amendments necessary to comply with such tax legislation have been (or will be) adopted in a timely manner, and (ii) the receipt of any other necessary governmental approval or the filing of any necessary governmental reports including but not limited to IRS Form 5310-A. Notwithstanding anything contained in this Section 5.5(b) to the contrary, (A) in the event that the IRS or any other Governmental Authority takes the position in a determination letter, ruling, advisory opinion or other written or oral communication that the transfer of assets referred to in this Section cannot be made unless (a) additional contributions are made to the SBC Pension Plan or the Purchaser Pension Plan or (b) the SBC Pension Plan retains primary or secondary liability with respect to the benefit liabilities under such SBC Pension Plan



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

attributable to Pension Plan Employees or (B) in the event that a lawsuit is instituted by any of the foregoing or by one or more participants in, or fiduciaries (other than SBC or Purchaser) of, the SBC Pension Plan or the Purchaser Pension Plan which seeks to enjoin such transfer, to require additional contributions to the SBC Pension Plan or the Purchaser Pension Plan, or to have the SBC Pension Plan remain liable in whole or in part with respect to any of the benefit liabilities under such SBC Pension Plan attributable to Pension Plan Employees, then the transfer of assets referred to in this Section from the SBC Pension Plan will not be made until the earliest of (I) the date the issues raised by the Internal Revenue Service or any other Governmental Authority or such lawsuit are resolved favorably, and SBC and the SBC Pension Plan shall make every effort in good faith to carry out the asset transfer, including, but not limited to, the vigorous defense of any lawsuit described in clause (B), and the exhaustion of all rights of available judicial review and appeal, or (II) the date SBC and Purchaser enter into a written agreement to resolve on a basis mutually satisfactory to them the issues raised by the Internal Revenue Service or any other governmental agency or such lawsuit.

          (iii)  Pending the completion of the transfers described in this
Section 5.5(b), SBC and Purchaser shall make arrangements for any required payments to the Savings Plan Employees and the Pension Plan Employees from the SBC Savings Plan and the SBC Pension Plan. SBC and Purchaser shall provide each other with access to information reasonably necessary in order to carry out the provisions of this paragraph. The respective Seller Corporation and Purchaser shall each use their best efforts to satisfy promptly the conditions for such transfers and to implement such transfers as soon as practicable.

          (iv) (A) Within 90 days after the Closing Date, SB's actuaries will calculate the Pension Transfer Amount and the Postretirement Transfer Amount and will deliver to the Purchaser the results of such calculation and all reasonably necessary supporting information and workpapers. This calculation will be conclusive and binding on both the Purchaser and SB unless, within the 30-day period immediately following such delivery, the Purchaser delivers a written notice to SB that the Purchaser disputes the calculation of either or both transfer amounts, specifying the nature of the dispute and the basis therefor and providing all reasonably


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

necessary supporting information and workpapers (collectively, the "PURCHASER'S NOTICE").

                    (B) If a Purchaser's Notice is given, SB's actuaries and Purchaser's actuaries shall attempt in good faith to reach agreement resolving all of the dispute set forth in the Purchaser's Notice within 30 days after such notice is given. If SB's actuaries and Purchaser's actuaries cannot resolve all of such dispute within such 30-day period, Purchaser and SB shall jointly select an impartial third actuary to resolve the dispute. If Purchaser and SB cannot agree on a third actuary within 15 days after the end of such 30-day period, the President of the Conference of Consulting Actuaries shall select the third actuary. The cost of the third actuary shall be shared equally by the SB and Purchaser.

                    (C) Promptly, but no later than 30 days after selection, the third actuary shall review the calculation of the Pension Transfer Amount and/or the Postretirement Transfer Amount, as required, the supporting information and workpapers and the Purchaser's Notice and shall notify the Purchaser and SB of such actuary's decision as to the correct Pension Transfer Amount and/or the Postretirement Transfer Amount, as required. Such decision shall be binding on both the Purchaser and SB.

          (c)  [Intentionally Omitted]

          (d)  DOMESTIC MEDICAL AND WELFARE PLAN OBLIGATIONS.

               (i) Purchaser agrees to waive any limitations for preexisting conditions under its Domestic medical and dental care and short-term disability plans with respect to the Domestic Employees. With respect to long-term disability coverage for the Domestic Employees, Purchaser agrees to waive any limitations for preexisting conditions except any condition for which the Employee received treatment (or was diagnosed) within three months before the Employee's date of hire by Seller Corporation and which caused the Employee to become disabled within 12 months after his date of hire by Seller Corporation. To the extent that any Employee attempts to elect a higher percentage of coverage than the Employee enjoyed under Seller Corporation's long-term disability plan immediately prior to the Closing Date, the additional amount of coverage shall be subject to a preexisting limitation condition for any condition for which the Employee received treatment (or was diagnosed) within three months before the date that such coverage is to become effective. The respective Domestic Asset Selling Corporation shall pay, or cause to be paid, all claims for medical and dental benefits covered by any of its Domestic medical and dental care plans which relate to medical or dental care services rendered on or before the Closing Date, regardless of when such claims may be filed and to the extent such plans (under the respective Seller Corporation's administrative procedures established prior to the signing of this Agreement) would honor such claims in accordance with their terms. In the calendar year which includes the Closing Date, Purchaser shall honor any deductible and out- of-pocket expenses incurred by Domestic Employees and their beneficiaries under the medical or dental plans of the respective Domestic Asset Selling Corporation during the portion of the calendar year preceding the Closing Date.

               (ii) Notwithstanding the general provisions with regard to service credit in this Section 5.5, as to any Domestic Plan of the Purchaser which is an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), if a Domestic Employee was participating in the analogous Domestic Plan of the respective Domestic Asset Selling Corporation as of the Closing Date, such Domestic Employee shall immediately participate in the Purchaser's Domestic Plan, to the extent permitted by applicable law.


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

               (iii) Purchaser will assume the obligations of the respective Domestic Asset Selling Corporation with respect to educational assistance benefits of Employees approved prior to the Closing Date and for which claims for reimbursement have not been submitted on or prior to the Closing Date; PROVIDED, HOWEVER, that SB shall reimburse Purchaser to the extent that such benefits exceed $50,000. Purchaser will assume the obligations of the respective Domestic Asset Selling Corporation with respect to vacation time of Domestic Employees which has been accrued on the books and records of SB per U.S. GAAP.

          (e) FOREIGN EMPLOYEES. It is the intention of the parties to this Agreement to deal with employee matters, including, without limitation, offers of employment and benefit and compensation matters, in Foreign countries in a manner substantially similar to the way they have dealt with Domestic employee matters in this Section 5.5, subject to such changes as are needed to comply with applicable Laws of the various Foreign countries and their political subdivisions, applicable labor agreements and established local business custom in similar transactions and subject to any adjustments required when the asset being transferred is the stock of a corporation.

Further, it is the intention of the parties to this Agreement that pension asset transfers in the U.K., France, Germany, Belgium, South Africa and Australia shall be made on a projected benefit obligation basis (the respective projected benefit obligation amounts being offset by any pension reserves or assets of a Conveyed Subsidiary or Asset Selling Corporation), using the assumptions and methods listed in Schedule 5.5(e) hereto.

          (f)  DOMESTIC AND FOREIGN EMPLOYEE RECORDS.   To the extent permitted
by applicable Laws, the respective Conveyed Subsidiary or Asset Selling Corporation shall deliver to the Purchaser at least 30 days before the Closing Date all personnel and medical records or files (or copies thereof) for all Employees in the U.S., U.K., Belgium, France and Germany that are reasonably required by Purchaser for proper administration of the Purchaser Plans. All such employee records for Employees of other countries shall be delivered to the Purchaser before or within ten (10) days after the Closing Date. After the Closing Date, the parties to this Agreement will cooperate with each other in the administration of all applicable Plans. To the extent permitted by Law, the respective Seller Corporation will provide to the

Purchaser the necessary employee data maintained by the respective Seller Corporation's independent contractors, such as insurance companies and actuaries.

          (g) NO THIRD PARTY BENEFICIARIES: NO PURCHASER LIMITATIONS. Nothing expressed or implied in this Section 5.5 shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of any Conveyed Subsidiary or Asset Selling Corporation in respect of continued employment (or resumed employment) with Purchaser or any of its affiliates. Further, no provision of this Section 5.5 shall create any such rights in any such Persons in respect to any benefits that may be provided, directly or indirectly, under any employee compensation and benefit plans, programs, policies and arrangements (to include fringe benefits) or any plan or arrangement which may be established by Purchaser or any of its affiliates. Notwithstanding anything contained herein to the contrary, no provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate, after the Closing Date, any specific plan or arrangement of Purchaser or any of its affiliates, except to the extent that comparability requirements as


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

to a type of plan or arrangement (or a group of plans or arrangements) may create such a limitation.

          (h)  [Intentionally Omitted]

          (i) CO-OPERATION REGARDING DOMESTIC AND FOREIGN KEY EMPLOYEES. As soon as possible after the signing of this Agreement, and throughout the period between such signing and the Closing Date, SB shall and shall cause the Conveyed Subsidiaries and the Asset Selling Corporations to actively assist the Purchaser in identifying the employees of Conveyed Subsidiary or Asset Selling Corporation or of SB who are dedicated to the Animal Health Business whose employment by the Purchaser after the Closing Date is deemed essential to the future success of the Animal Health Business. SB and the respective Conveyed Subsidiary or Asset Selling Corporation will also facilitate the access of Purchaser to the key employees so identified for the purpose of making specific offers of employment to become effective immediately after the Closing Date.

          (j) Service credit as described in Section 5.5(a)(iv) hereof for purposes of providing postretirement benefits to Employees is contingent upon SB transferring assets with a fair value at the date of Closing equal to the obligation for postretirement welfare bene-fits (the "POSTRETIREMENT TRANSFER AMOUNT"). This obligation will be determined in accordance with the assumptions and methods set forth in Schedule 5.5(j) hereto and in the manner described in Section 5.5(b)(iv) hereof. This transfer will be made as soon as practicable after the Closing Date. The transfer will be increased from the Closing Date to the date the transfer is made for interest using the interest rate specified in Schedule 5.5(j) hereto and reduced for SB payments made to Employees for postretirement benefits between the Closing Date and the date the transfer is made.

          Section 5.6 CERTAIN DIVIDENDS, ETC. Notwithstanding any provision herein to the contrary (including, without limitation, Section 5.2 hereof):

          (i) Prior to December 31, 1994 and after January 31, 1995 each Conveyed Subsidiary will be permitted to dividend to SB or its Affiliates up to the amount of its retained earnings on or before the Closing Date.

          (ii) Prior to the Closing, SB will cause the Conveyed Subsidiaries to repay any intercompany loans outstanding to the Conveyed Subsidiaries from SB or its Affiliates (other than any Conveyed Subsidiaries).

          (iii) Prior to the Closing, SB and its Affiliates (other than the Conveyed Subsidiaries) shall repay any intercompany loans outstanding to them from the Conveyed Subsidiaries.

          (iv) The Conveyed Subsidiaries may borrow funds from third parties for the sole purpose of effecting the transactions, described above in this
Section 5.6.

          Section 5.7 NOTIFICATION OF CERTAIN MATTERS. SB shall give prompt notice to Purchaser and Purchaser shall give prompt notice to SB of the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be reasonably likely to cause (i) any representation or warranty of SB or Purchaser, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing as the case may be, or (ii) any Seller Corporation or Purchaser, as the case may be, to fail to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          Section 5.8 FURTHER ASSURANCES. At any time after the Closing Date, the Seller Corporations and Pur-chaser shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by SB or Purchaser, as the case may be, and necessary for such Seller Corporations or Purchaser, as the case may be, to satisfy their respective obligations hereunder or obtain the benefits contemplated hereby.

          Section 5.9 RESIGNATIONS. At the Closing and except as otherwise requested by Purchaser in writing, SB will deliver to Purchaser the resignations (effective on or prior to Closing) of all directors appointed by a Seller Corporation of Conveyed Subsidiaries from their positions as directors, and SB will cause each such Seller Corporation-appointed director holding director's qualifying shares in the relevant Conveyed Subsidiary to transfer such shares at Closing to Purchaser (or Purchaser's designee) without payment therefor.

          Section 5.10 BULK TRANSFER LAWS. Purchaser acknowledges that the Seller Corporations have not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer laws or similar laws. SB agrees to indemnify and hold Purchaser harmless against any claim, suit or action with respect to, or Losses arising from, such non-compliance.

          Section 5.11  NON-COMPETITION.  (a)  Subject to the provisions of this
Section 5.11, SB agrees that for a period of ten years from the Closing Date, SB and its Subsidiaries shall not knowingly or intentionally (A) market, directly or indirectly, anywhere in the world any products which compete with the Animal Health Business, including, subject to subsection (d) below, products that compete with the Animal Health Business which products are the result of human pharmaceutical discoveries or development or (B) directly or indirectly invest in, manage, operate, join or control as a partner, stockholder, consultant or otherwise, any Person that competes with Purchaser in marketing any products that compete with the Animal Health Business (a "PURCHASER COMPETITIVE BUSINESS"); PROVIDED, HOWEVER, that, it shall not be deemed to be a violation of this subsection for SB or any of its Subsidiaries (w) to invest in and own an interest in any Person the equity securities of which are not publicly traded on any securities exchange or automated quotation system which is not engaged primarily in a Purchaser Competitive Business, (x) to invest in securities having less than five percent of the outstanding voting power of any Person which is not engaged primarily in a Purchaser Competitive Business, the securities of which are public-ly traded or listed on any securities exchange or automated quotation system,
(y) to invest in any Person after the Closing Date to the extent that SB or a Subsidiary had, directly or indirectly, acquired, or had a right to acquire (excluding any right to acquire a Person if such Person is engaged primarily in a Purchaser Competitive Business and had sales exceeding $35 million in the twelve months preceding the date hereof), such interest prior to the date of this Agreement or (z) to own any equity interests through any employee benefit plan or pension plan. For purposes of this subsection, "engaged primarily in a Purchaser Competitive Business" shall mean that greater than twenty-five percent (25%) of the sales of such Person are in the animal health field or that greater than twenty-five percent (25%) of such Person's annual research and development investments are directed to research and development of products in the animal health field. Each investment made by SB which is subject to the provisions of this Section must be permissible hereunder at the time of such investment, PROVIDED, HOWEVER, that any such investment which was permissible when made cannot thereafter be the basis of a claim of violation of this Section. For a period of three years after the Closing Date, SB and its Subsidiaries shall not, directly or indirectly, induce or attempt to induce any officers, employees, representatives or agents of Purchaser or any of its Affiliates engaged primarily in the Animal Health Business to leave the employ of Purchaser or any such Affiliate, or violate the terms of their contracts, or any employment arrangements, with Purchaser or any such Affiliate, except that nothing in this sentence shall restrict or preclude the rights of SB and its Subsidiaries to make generalized searches for employees by the use of advertisements in the media (including trade media) or by engaging search firms to engage in searches that are not targeted or focused on the employees at the Closing employed by the Animal Health Business.

          (b)  Notwithstanding anything to the contrary contained in subsection
(a) of this Section 5.11, SB and its Subsidiaries shall not be deemed to have violated the restrictions contained in this Section 5.11 in the event that SB or a Subsidiary acquires a Purchaser Competitive Business as part of an acquisition, by joint venture, merger, or other business combination, of the assets of, or the majority of the voting interests in, another Person (a "TARGET BUSINESS") if the revenue derived by the Target Business from the Purchaser Competitive Busi-ness in the fiscal year preceding such acquisition constituted less than 15% of the aggregate net sales of the Target Business.

          (c) In the event that SB or a Subsidiary acquires a Purchaser Competitive Business under the circumstances described in subsection (b) above, SB or such Subsidiary shall thereafter divest such Purchaser Competitive Business within 24 months from the date of purchase of the Purchaser Competitive Business by way of "auction" or other competitive bidding process, negotiated sale, or such other manner of divestiture as SB shall deem appropriate.

          (d) Until ten (10) years after the Closing Date, and subject to contractual obligations entered into prior to the date of this Agreement, SB shall notify Purchaser in writing of any products discovered or developed by SB or any Affiliate of SB that SB believes may have non-human commercial application and which during such period SB decides to license to a third party for non-human use. In such notification, SB shall, pursuant to an appropriate confidentiality agreement, in reasonable detail describe such product, the potential non-human applications therefor and all relevant scientific information in SB's possession relating to such product.

Within 10 days after receipt of such notice and information, Purchaser shall inform SB in writing whether it is interested in discussing the potential license of such product for non-human use. If Purchaser indicates that it is so interested, then SB and Purchaser shall, for a reasonable period of time not to exceed ninety (90) days, attempt to negotiate and enter into a license agreement covering the Purchaser's license of such product and other rights necessary for Purchaser to manufacture (or obtain from SB), sell and use such product to the extent SB elects to out- license such rights. If the parties are unable to reach agreement within the 90 day period (or if Purchaser had previously declined to discuss the potential license of such product) and SB thereafter desires to enter into a license agreement with a third party relating to any such product, then SB shall be free to do so provided (i) the terms of such third party license agreement are, on the whole, no more favorable to the third party than the terms last offered by SB to Purchaser and (ii) the quality and quantity of scientific information disclosed to the third party are substantially the same as the information previously disclosed to Purchaser. If the terms are more favorable than those so offered, or the quality and quantity of the scientific information are substantially different from that so disclosed, then Purchaser shall be given a further ten (10) day period to accept the license on the terms acceptable to such third party.

          (e) Notwithstanding the preceding paragraph, it shall not be a breach of this Section 5.11 if SB or any of its Affiliates (i) enters into a collaborative research and development and license arrangement with a third party, the primary objective of which is to develop and market products outside the field of animal health even though an animal health product may result therefrom and the third party may be licensed to market such product for animal health use or (ii) grants an intellectual property license to a third party to make, use or sell an animal health product in consideration for a license under intellectual property owned or controlled by the third party required to permit SB to make, have made, use or sell the same (or substantially the same) product outside of the animal health field.


          (f) SB and the Purchaser acknowledge that this Section 5.11 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement. Each of SB and the Purchaser has independently consulted with its coun-sel and after such consultation agrees that the covenants set forth in this
Section 5.11 are reasonable and proper. It is the desire and intent of the parties that the provisions of this Section 5.11 shall be enforced to the fullest extent permissible under applicable Law. If all or part of this Section
5.11 is held invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. If any part of this Section 5.11 is held to be excessively broad as to duration, scope, activity or subject, such part will be construed by limiting and reducing it so as to be enforceable to the maximum extent compatible with applicable Law.

          Section 5.12 USE OF CORPORATE NAMES. At the Closing, Purchaser and SB shall enter into, execute and deliver a trademark and trade name agreement substantially in the form of Exhibit D (the "TRADENAME AND TRADEMARK AGREEMENT").

          Section 5.13 LICENSE AGREEMENTS. (a) At the Closing, Purchaser and SB shall enter into, execute and deliver a license agreement having the principal terms set forth in Exhibit E (the "BIOTECHNOLOGIES AND
BIOTECHNOLOGICAL MATERIALS LICENSE AGREEMENT").

          (b) At the Closing, Purchaser and SB shall enter into, execute and deliver a license agreement substantially in the form of Exhibit F (the "MIXED USE TRADEMARK LICENSE AGREEMENT").

          (c) At the Closing, Purchaser and SB shall enter into, execute and deliver a license agreement having the principal terms set forth in Exhibit G (the "MIXED USE INTELLECTUAL PROPERTY LICENSE AGREEMENT").

          Section 5.14  TRANSITIONAL SERVICES.   At the Closing, Purchaser and
SB shall enter into, execute and deliver a transitional services agreement having the principal terms set forth in Exhibit H (the "TRANSITIONAL SERVICES AGREEMENT").

          Section 5.15 SUPPLY AGREEMENT. At the Closing, Purchaser and SB shall execute and deliver a supply agreement having the principal terms set forth in Exhibit I (the "SELLER SUPPLY AGREEMENT").

          Section 5.16 PATENT AND TRADE MARK TRANSITION AGREEMENT. At the Closing, Seller Corporations and Purchaser agree to enter into a Patent and Trademark Transition Agreement substantially in the form of Exhibit J (the "PATENT AND TRADEMARK TRANSITION AGREEMENT").

          Section 5.17 POST-CLOSING TRANSFERS. In the event that record ownership of any Conveyed Subsidiaries and/or Conveyed Assets has not been transferred prior to the Closing in any particular jurisdiction, Seller Corporation shall hold, solely of record and not beneficially, such Conveyed Subsidiaries and/or Conveyed Assets for the benefit of Purchaser and SB shall use its best efforts, and shall cause its Affiliates to use their best efforts pending the transfer of record ownership of such Conveyed Subsidiaries and/or Conveyed Assets, to obtain any required authorization, approval, consent or waiver necessary for the transfer of such Conveyed Subsidiaries and/or Conveyed Assets and to provide to Purchaser all of the benefits and liabilities associated with the ownership and operation of such Conveyed Subsidiaries and/or Conveyed Assets. SB shall cause such Conveyed Subsidiaries and/or Conveyed Assets to be operated as may be instructed by Purchaser or its designee; PROVIDED, HOWEVER, that SB and its Affiliates shall not have any liability to Purchaser or any other Person in respect of any action taken with respect to such Conveyed Subsidiaries and/or Conveyed Assets in accordance with such instructions. In performing its obligations hereunder, neither SB, nor any of its Affiliates shall be construed to be a trustee or other fiduciary for the beneficial owner of such Conveyed Subsidiaries and/or Conveyed Assets.


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          Section 5.18   COMPLIANCE WITH WARN, ETC.  With respect to WARN or
other similar statutes or regulations of any jurisdiction, Purchaser will timely give any notices required to be given thereunder.

          Section 5.19 RIXENSART ANTIBIOTICS FACILITY. At Closing, Purchaser and SB shall enter into an agreement having the principal terms set forth in Exhibit K with respect to (i) division of real property located in Rixensart, Belgium, so as to facilitate delivery of the antibiotics facility, delineated on the map attached hereto as Exhibit L, to the Purchaser; (ii) conduct of Purchaser's post-Closing operation of said antibiotics facility; and (iii) provision of certain post-Closing services which will be provided by SmithKline Beecham Biologicals S.A. (SB's worldwide vaccine manufacturing and research and development operations located adjacent to said antibiotics facility) in support of the operations of said antibiotics facility.

          Section 5.20 HEDGING CONTRACTS. Any forward exchange contract, currency or interest rate option contract, or currency or interest rate swap contract existing between a Conveyed Subsidiary and SB or any of its Affiliates at the Closing Date shall be cancelled as to the Conveyed Subsidiaries as of the Closing Date (or SB


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shall assume such contracts).  SB shall indemnify and hold Purchaser harmless for any and all Taxes incurred as a result of any such cancellation.

          Section 5.21. CERTAIN FDA TESTS. SB shall, on behalf of and at the direction of Purchaser, pursue in good faith and with due diligence all of SB's rights and remedies pursuant to Section 2(d) of that certain Agreement of Purchase and Sale, dated as of August 19, 1993, among Roche Holding Ltd., F. Hoffmann-La Roche Ltd., Hoffmann-La Roche Inc., Instituto Della Vitamine S.p.a. and SB, a true and correct copy of which is attached hereto as Schedule 5.21.
SB shall not compromise any rights or remedies set forth in Schedule 5.21 without the prior written consent of the Purchaser. If SB delivers, or causes to be delivered, to Purchaser the results of the rodent carcinogenicity studies with respect to marbofloxacin referred to in Schedule 5.21, then the Purchaser shall promptly submit such results to the U.S. Food and Drug Administration. SB shall notify the Purchaser in writing promptly upon SB's receipt for any reason of any consideration or payments in accordance with Schedule 5.21, and SB shall promptly pay an amount equal to such consideration or payments to the Purchaser. This Section 5.21 shall survive the Closing indefinitely.


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                                   ARTICLE VI

                              CONDITIONS TO CLOSING



          Section 6.1 CONDITIONS TO THE OBLIGATIONS OF PURCHASER AND SB. The obligations of the parties hereto to effect the Closing are subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

          (a) HSR AND OTHER FOREIGN LAWS. Any waiting period (and any extension thereof) under the HSR Act or under any foreign law where there is a pre-Closing filing requirement shall have expired or shall have been earlier terminated and no investigation by a Governmental Authority relating to the transactions contemplated hereby shall be pending which, in the opinion of counsel, would be likely to result in an action seeking to enjoin the entire transaction.

          (b) NO INJUNCTIONS; ACTIONS. There shall not (i) be in effect any statute, regulation, order, decree or judgment which makes illegal or enjoins or prevents in any respect the consummation of the transactions contemplated by this Agreement, (ii) have been commenced, and shall be continuing, or threatened any action or proceeding by any Governmental Authority which seeks to prevent or enjoin in any respect the transactions contemplated by this Agreement which the Purchaser in good faith believes


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to be material, or (iii) have been commenced, and shall be continuing, an action or proceeding by any other person which seeks to prevent or enjoin in any material respect the transactions contemplated by this Agreement and which in the opinion of independent counsel is reasonably likely to result in the issuance of such an injunction, provided, however, that with regard to this
Section 6.1(b)(iii), SB shall have the right to require the Purchaser to effect the Closing provided that in such event SB shall fully indemnify the Purchaser from and against any Losses the Purchaser may suffer or incur in connection therewith.

          Section 6.2 CONDITIONS TO THE OBLIGATIONS OF PURCHASER. The obligation of Purchaser to effect the Closing is subject to the satisfaction (or waiver by the Purchaser) prior to the Closing, of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of SB contained herein shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, as if made as of the Closing (except that representations and warranties that are made


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as of a specific date need be true in all material respects only as of such date).
          (b) COVENANTS. The covenants and agreements of SB to be performed on or prior to the Closing shall have been duly performed in all material respects.

          (c) NO MATERIAL ADVERSE EFFECT. Since the date hereof, the Animal Health Business shall not have suffered a Material Adverse Effect.

          (d) DELIVERIES. SB shall have made or caused to be made delivery to the Purchaser of the items set forth in Section 2.5(b).

          (e) REQUIRED NON-GOVERNMENTAL CONSENTS. All consents and approvals listed on Schedule 6.2(e), in form and substance reasonably satisfactory to the Purchaser, shall have been obtained, and no such consent shall have been revoked or modified.

          (f) ENVIRONMENTAL CONDITIONS. Purchaser's investigation of environmental conditions at the Animal Health Business properties shall not have revealed any Environmental Liabilities which could reasonably be expected to result in criminal prosecution with respect to the Animal Health Business, which results in any actual suspension or closure of operations at an Animal Health Business facility, or which could reasonably be


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

expected to result in any suspension or closure of operations at Animal Health Business facilities that could reasonably give rise to a Material Adverse Effect on the Animal Health Business.

          (g) ENVIRONMENTAL PERMITS. All Environmental Permits that must be transferred or obtained prior to or as of the Closing for any of the operations of the Animal Health Business shall have been transferred or obtained.

          (h) ENVIRONMENTAL PROPERTY TRANSFER REQUIREMENTS. All environmental property transfer requirements shall have been satisfied by SB.

          Section 6.3 CONDITIONS TO THE OBLIGATIONS OF SB. The obligation of SB to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained herein shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, as if made as of the Closing (except that representations and warranties that are made as of a specific date need be true in all material respects only as of such date).


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          (b)  COVENANTS.  The covenants and agreements of Purchaser to be performed on or prior to the Closing shall have been duly performed in all material respects.




                                   ARTICLE VII

                          SURVIVAL AND INDEMNIFICATION

          Section 7.1 SURVIVAL. The representations and warranties of SB and Purchaser contained in this Agreement shall survive the Closing for the period set forth in this Section 7.1. All of the representations and warranties of SB contained in this Agreement and all claims and causes of action with respect thereto shall terminate upon expiration of 24 months after the Closing Date, except that the representations and warranties in Sections 3.1, 3.2, 3.3 and 3.4 shall have no expiration date, the representation and warranty in Section 3.17 shall survive, with respect to any Tax Return, until the applicable statute of limitations has run for any such Tax Return required to be filed on or before the date of this Agreement, the representation and warranty in Section 3.18(a)(x) shall survive until the applicable statute of limitations has run with respect to any pre-Closing acts or omissions, and the representation and warranty in Section 3.20 shall terminate upon the expiration of


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

12 months after the Closing Date. The representations and warranties of Purchaser contained in Sections 4.1, 4.2, 4.3 and 4.4 shall have no expiration date, the representation and warranty of Purchaser contained in Section 4.7 shall terminate three years after the Closing Date and the representations and warranties of Purchaser contained in Sections 4.5 and 4.6 shall terminate upon the expiration of 12 months after the Closing Date. The covenants and agreements of the parties set forth in this Agreement (including, without limitation, the allocation of responsibility for Liabilities of the Animal Health Business) and the related indemnification obligations of the parties hereunder shall survive indefinitely except as expressly provided herein. In the event notice of any claim for indemnification under Section 7.2(a)(i) or
Section 7.3(a)(i) hereof shall have been given (within the meaning of Section 9.1) within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

          Section 7.2  INDEMNIFICATION BY PURCHASER.

          (a) Purchaser hereby agrees that it shall indemnify, defend and hold harmless SB, its Subsidiaries, Affiliates, and, if applicable, their respective direc-


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

tors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs, successors and assigns (the "SELLER INDEMNIFIED PARTIES") from, against and in respect of any actual damages, claims, losses, charges, actions, suits, proceedings, deficiencies, interest, penalties, and reasonable costs and expenses (including without limitation reasonable attorneys' and consultants' fees) (collectively, the "LOSSES") imposed on, sustained, incurred or suffered by or asserted against any of the Seller Indemnified Parties as a result of a third party claim, directly or indirectly relating to or arising out of (i) any breach of any representation or warranty made by Purchaser contained in this Agreement; (ii) the holding of Seller Corporations of any Conveyed Subsidiaries and/or Conveyed Assets pursuant to
Section 5.17 of this Agreement (to the extent such Conveyed Subsidiary and/or Conveyed Assets are operated or used by SB on behalf of and for the benefit of Purchaser in accordance with Section 5.17 hereof); (iii) the breach of any covenant or agreement of Purchaser contained in this Agreement; and (iv) the Assumed Liabilities.

          (b) Purchaser hereby agrees that it shall indemnify, defend and hold harmless Seller Indemnified


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

Parties from, against and in respect of any actual out-of- pocket Losses imposed on, sustained, incurred or suffered by or asserted against any of the Seller Indemnified Parties as a result of (i) an Environmental Liability resulting from wholly post-Closing acts or omissions of Purchaser or (ii) Purchaser's equitable share of any Environmental Liability (which, for purposes of this Agreement, shall mean the share of costs attributable to the acts or omissions of Purchaser) that is not solely the result of wholly pre- Closing acts or omissions of SB. Notwithstanding any other provision of this Agreement, Purchaser's obligation to indemnify Seller Indemnified Parties pursuant to this paragraph shall not terminate.

          Section 7.3  INDEMNIFICATION BY SB.

          (a) SB hereby agrees that it shall indemnify, defend and hold harmless Purchaser, its Affiliates and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs, successors and assigns (the "PURCHASER INDEMNIFIED PARTIES" and, collectively with the Seller Indemnified Parties, the "INDEMNIFIED PARTIES") from, against and in respect of any actual out-of-pocket Losses imposed on, sustained, incurred or suffered by or asserted against any of the Purchaser Indem-


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

nified Parties as a result of a third party claim relating to or arising out of
(i) any breach of any representation or warranty made by SB contained in this Agreement (other than Section 3.11); it being understood that for purposes of this Article VII, all materiality exceptions and qualifications set forth in any representation and warranty of SB contained in this Agreement shall be disregarded, the materiality standard for SB's obligations to indemnify the Purchaser Indemnified Parties in respect of a breach of a representation or warranty set forth herein being set forth in Section 7.3(c) hereof; (ii) the breach of any covenant or agreement of SB made in this Agreement; and (iii) the Excluded Liabilities.

          (b) SB hereby agrees that to the extent provided below, it shall indemnify and hold harmless the Purchaser Indemnified Parties from, against and in respect of any actual out-of-pocket Losses imposed on, sustained, incurred or suffered by or asserted against any of the Purchaser Indemnified Parties as a result of (i) any Environmental Liability that is not solely the result of wholly post-Closing acts or omissions of Purchaser, or (ii) an Excluded Environmental Liability. Notwithstanding the foregoing, SB shall have no obligation to indemnify Purchaser Indemnified Parties, and Purchaser shall


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

have no cause of action, including a cause of action for fraud, regarding the breach of any representation or warranty set forth in Section 3.11 hereof, and SB's obligation to indemnify pursuant to this Section 7.3(b) shall be limited to
claims made within five years of Closing.   SB's duty to indemnify with respect
to Environmental Liabilities that are not due to wholly pre-Closing acts or omissions of SB or its Affiliates or to wholly post-Closing acts or omissions of Purchaser shall be limited to its equitable share (which, for purposes of this Agreement, shall mean the share of costs attributable to the acts or omissions of SB). Notwithstanding any other provision in this Agreement to the contrary, SB shall have the right, upon notice of a claim from Purchaser or any third party, including but not limited to a Governmental Authority, for which it has an obligation to indemnify under this Section 7.3(b), to assume the defense and conduct the response to such claim, including the right to select and direct legal counsel and technical consultants, negotiate and settle claims with Governmental Authorities, and determine the scope and method of Remedial Action to be conducted; provided, however, that SB shall consult with and keep Purchaser reasonably apprised of developments in such proceedings, shall not


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

enter into a settlement agreement with any other party without the consent of Purchaser, such consent not to be unreasonably withheld, and shall conduct any Remedial Action in a manner that minimizes disruption of Purchaser's conduct of the ongoing business to the maximum extent practicable. SB's obligation to indemnify with respect to any Environmental Liability, including its obligation to conduct or indemnify for a Remedial Action, shall be limited to the requirements of Environmental Law or as is required to prevent imminent risks to human health or the environment except that with respect to Remedial Actions in the United States, SB shall conduct Remedial Action required by a Governmental Authority or Governmental Order. To the extent that the Governmental Authority or Governmental Order requires remediation of materials not regulated as Hazardous Materials or Return Goods under Environmental Law, cleanup of such materials shall be the obligation of Purchaser but SB shall remain responsible for its equitable share of the cost of all other required Remedial Action, and shall otherwise conform to the procedures in Section 7.4 of this Agreement. Notwithstanding the preceding sentence, SB will consider in good faith a request by Purchaser for indemnification for Remedial Action undertaken in the


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

absence of a requirement for such action by a Governmental Authority or provision of Environmental Law.

          (c) Notwithstanding the provisions of this Article VII, SB shall not be liable to the Purchaser Indemnified Parties for any Losses with respect to the matters contained in Section 7.3(a)(i) (other than in respect of a breach of the representation and warranty set forth in Section 3.20 hereof) except to the extent the Losses therefrom exceed $5,000,000, in which event SB shall be liable to the Purchaser Indemnified Parties for all such Losses (from the first dollar of Loss) up to an aggregate amount equal to $1,000,000,000. Claims for indemnification under this Section 7.3 shall be presented with respect to Losses in increments of at least $1,000,000.

          Section 7.4  INDEMNIFICATION PROCEDURES.

          With respect to third party claims other than those relating to Taxes, all claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 7.4. In the event that any claim or demand by third party for which an indemnifying party, SB or Purchaser as the case may be (an "INDEMNIFYING PARTY") may be liable to any Indemnified Party hereunder (a "CLAIM") is asserted against or


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

sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall as promptly as practicable notify the Indemnifying Party in writing of such Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim) (the "CLAIM NOTICE"). The failure on the part of the Indemnified Party to give any such Claim Notice in a reasonably prompt manner shall not relieve the Indemnifying Party of any indemnification obligation hereunder unless, and only to the extent that, the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have 60 days from the personal delivery or mailing of the Claim Notice (the "NOTICE PERIOD") to notify the Indemnified Party (a) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Claim and (b) whether or not it desires to defend the Indemnified Party against such Claim. All costs and expenses incurred by the Indemnifying Party in defending such Claim shall be a liability of, and shall be paid by, the Indemnifying Party; PROVIDED, HOWEVER, that the amount of such costs and expenses that shall be a liability of the Indemnifying Party hereunder shall be subject to the limitations


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

set forth in Section 7.3(c) hereof. Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Claim, the Indemnifying Party shall, at its sole cost and expense, have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense. If any Indemnified Party desires to participate in any such defense it may do so at its sole cost and expense. The Indemnified Party shall not settle a Claim for which it is indemnified by the Indemnifying Party without the written consent of the Indemnifying Party unless the Indemnifying Party elects not to defend the Indemnified Party against such Claim. The Indemnifying Party may, with the consent of the Indemnified Party (which consent shall not be unreasonably withheld), settle or compromise any action or consent to the entry of any judgment which includes as a term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a duly executed written unconditional release of the Indemnified Party from all liability in respect of such action. Notwithstanding the foregoing, the Indemnified Party shall have the sole right to defend, settle or compromise any Claim


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

with respect to which it has agreed in writing to waive its right to indemnification pursuant to this Agreement. Notwithstanding the foregoing, the Indemnified Party, during the period the Indemnifying Party is determining whether to elect to assume the defense of a matter covered by this Section 7.4, may take such reasonable actions as it deems necessary to preserve any and all rights with respect to the matter, without such actions being construed as a waiver of the Indemnified Party's rights to defense and indemnification pursuant to this Agreement. If the Indemnifying Party elects not to defend the Indemnified Party against such Claim, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such Claim, or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful (and the reasonable costs and expenses pertaining to such defense) shall be the liability of the Indemnifying Party hereunder, subject to the limitations set forth in Section 7.3(c) hereof. To the extent the Indemnifying Party shall direct, control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel access to, during normal business


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

hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party. The Indemnified Party shall use its reasonable efforts in the defense of all such claims.

          Section 7.5 CHARACTERIZATION OF INDEMNIFICATION PAYMENTS. All amounts paid by SB or Purchaser under Article V and this Article VII shall be treated for all Tax purposes as adjustments to the Aggregate Purchase Price except to the extent such treatment is not permitted by the applicable Tax Law in which case the Indemnifying Party's indemnification obligation shall be increased such that the indemnification payment less the income Taxes payable by the Indemnified Party with respect to the inclusion of such amount in the Indemnified Party's taxable income equals the Loss giving rise to the indemnification payment. The calculation of the amount due in the preceding sentence shall take into account any decrease in the Indemnified Party's liability for Taxes arising as a result of recognizing on any Tax Return the Loss giving rise to the indemnification payment. To the extent such Loss does not result in a decrease in the Indemnified Party's liability for Taxes in the taxable period in which such Loss is incurred, the Indemnified


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

Party shall promptly transfer to the Indemnifying Party the entire amount of such decrease at the time such decrease is realized, whether by paying less Taxes or receiving a refund. In the event that treatment as an adjustment to the Aggregate Purchase Price is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other party concerning resolution of such dispute.

          Section 7.6 COMPUTATION OF LOSSES SUBJECT TO INDEMNIFICATION. The amount of any Loss for which indemnification is provided under this Article VII or otherwise in this Agreement shall be computed net of any insurance proceeds received by the Indemnified Party; PROVIDED that such indemnification amounts shall be paid when due pursuant to the terms hereof and the Indemnified Party, upon receipt of such proceeds, shall transfer to the Indemnifying Party the entire amount of such proceeds.

          Section 7.7 CERTAIN OTHER MATTERS. Indemnification hereunder shall include liability for any special, incidental, punitive or consequential damages to the extent the Indemnified Party pays such amount to a third party in respect of a claim of such third party. Except as expressly provided in the preceding sentence, there


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

shall be no indemnification by SB or the Purchaser for any special, incidental, punitive or consequential damages. There shall be no indemnification by SB with respect to any Losses to the extent that the Purchaser Indemnified Parties are held harmless from such Losses by reason of the fact that such Losses constitute Excluded Liabilities.



                                  ARTICLE VIII

                                   TERMINATION

          Section 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

          (a)  by written agreement of Purchaser and SB;

          (b) by either Purchaser or SB, by giving written notice of such termination to the other party, if Closing shall not have occurred on or prior to June 30, 1995 (unless the failure to consummate the Closing by such date shall be due to the failure of the party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement, including, without limitation, the obligations of Purchaser and SB under Section 5.3 hereof); PROVIDED, HOWEVER, that the above-mentioned time period shall be extended to December 31,


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

1995 if the Closing has not occurred due to any action or proceeding pending under Section 6.1(b)(iii) hereof; or

          (c) by either SB or Purchaser if any court of competent jurisdiction or other competent Governmental Authority shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable.

          Section 8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement in accordance with Section 8.1 hereof, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this Section 8.2 and in Sections 5.1(b), 9.1, 9.7, 9.8, 9.9 and
9.11 hereof, and except that nothing herein will relieve any party from liability for any breach of any covenant set forth in Article V this Agreement prior to such termination.


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                                   ARTICLE IX

                                  MISCELLANEOUS

          Section 9.1 NOTICES. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by telecopier, PROVIDED that the telecopy is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:


          To any Seller Corporation:

               SMITHKLINE BEECHAM plc
               One New Horizons Court
               Great West Road
               Brentford, Middlesex TW8 9EP
               England
               Telephone:  011-44-81-975-2030
               Telecopy:  011-44-81-975-2040
               Attn:  General Counsel

          With a copy to:

               SKADDEN, ARPS, SLATE, MEAGHER
                 & FLOM
               919 Third Avenue
               New York, New York  10022
               Telephone:  212-735-3000
               Telecopy:  212-735-2000
               Attn:  Eileen Nugent Simon, Esq.


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


          To Purchaser:

               Pfizer Inc
               235 East 42nd Street
               New York, New York  10017
               Telephone:  212-573-2323
               Telecopy:   212-573-1445
               Attn:  Paul S. Miller, Esq.

          With a copy to:

               Weil, Gotshal & Manges
               767 Fifth Avenue
               New York, New York  10153
               Telephone:  212-310-8000
               Telecopy:  212-310-8007
               Attn:  Dennis J. Block, Esq.

          Section 9.2 AMENDMENT; WAIVER. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and SB, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

          Section 9.3 ASSIGNMENT. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto except that Purchaser may without


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

such consent assign its rights to purchase the Shares and the Conveyed Assets hereunder to one or more Purchaser Affiliates; PROVIDED, that no such assignment by Purchaser shall relieve Purchaser of any of its obligations hereunder.

          Section 9.4 ENTIRE AGREEMENT. This Agreement (including all Schedules and Exhibits hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement which will remain in full force and effect for the term provided for therein and other than any written agreement of the parties that expressly provides that it is not superseded by this Agreement.

          Section 9.5 FULFILLMENT OF OBLIGATIONS. Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

          Section 9.6 PARTIES IN INTEREST. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and


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

permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, Seller Corporations, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

          Section 9.7 PUBLIC DISCLOSURE. Notwithstanding anything herein to the contrary, each of the parties to this Agreement hereby agrees with the other party hereto that, except as may be required to comply with the requirements of any applicable Laws, and the rules and regulations of each stock exchange upon which the securities of one of the parties is listed, if any, no press release or similar public announcement or communication shall, if prior to the Closing, be made or caused to be made concerning the execution or performance of this Agreement unless the parties shall have consulted in advance with respect thereto.

          Section 9.8 RETURN OF INFORMATION. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Purchaser shall promptly return to SB all books and records furnished by SB, any other Seller Corporation, any Conveyed Subsidiary, any of their respective Affiliates or any of their respective agents, employees, or representatives (including all


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copies summaries and abstracts, if any, thereof) and shall not use or disclose the information contained in such books and records for any purpose or make such information available to any other entity or person.

          Section 9.9 EXPENSES. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

          Section 9.10 SCHEDULES. The disclosure of any matter in any Schedule to this Agreement, as may be amended or supplemented prior to the Closing, shall be deemed to be a disclosure for all purposes of this Agreement to which such matter could reasonably be expected to be pertinent, but shall expressly not be deemed to constitute an admission by any Seller Corporation or Purchaser, or to otherwise imply, that any such matter is material for the purposes of this Agreement.

          SECTION 9.11 GOVERNING LAW. THE AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, ITS RULES OF CONFLICT OF LAWS NOTWITHSTANDING. SB AND THE PURCHASER HEREBY AGREE AND CONSENT TO BE SUBJECT TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR


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THE SOUTHERN DISTRICT OF NEW YORK AND IN THE ABSENCE OF SUCH FEDERAL
JURISDICTION, THE PARTIES CONSENT TO BE SUBJECT TO THE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK.

          Section 9.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

          Section 9.13 VALUE ADDED TAXES. The Aggregate Payment and all other amounts payable under this Agreement by the Purchaser or SB are expressed exclusive of any value added Tax or similar Tax which may be chargeable thereon. The parties hereto intend that article 5 of the Value Added Tax (Special Provisions) Order 1992 of U.K. law or corresponding provisions of law of other jurisdictions shall apply to the sale of the Conveyed Assets hereunder and accordingly SB and the Purchaser shall use their best efforts to ensure that the sale of the Conveyed Assets hereunder is treated as neither a supply of goods nor a supply of services for purposes of any value added Tax. SB and the Purchaser shall give such notice, if any, of the sale of the Conveyed Assets to the appropriate governmental authority as may be required by applicable Laws.
If any value added Tax is


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determined to be applicable, the relevant Seller Corporation shall supply the
Purchaser or relevant Purchaser Affiliate with a tax invoice in respect thereof. Purchaser or the relevant Purchaser Affiliate shall then pay to the relevant Seller Corporation the amount of any such value added Tax which may be chargeable on the sale of the relevant Conveyed Assets at least seven days before the due date for payment thereof by the relevant Seller Corporation, provided that the relevant Seller Corporation requests such payment of the Purchaser or the relevant Purchaser Affiliate at least twenty-one days before such due date. If the Purchaser or any Purchaser Affiliate makes or receives after the Closing Date any payment in respect of value added Tax on goods or services supplied before the Closing Date to or by any Seller Corporation in respect of the Conveyed Assets and for which SB or the Purchaser is required to account to the appropriate governmental authority, the Purchaser shall pay or cause to be paid to SB or SB shall pay or cause to be paid to Purchaser (as the case may be) the amount by which the aggregate amount of output Tax is greater or less than the aggregate amount of input Tax. The payment to be made by SB or the Purchaser to the other pursuant to foregoing sentence shall be made at least seven days


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before the due date for payment of value added Tax for the accounting period to which the same relates.

          Section 9.14 HEADINGS. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

          Section 9.15 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.


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          Section 9.16  EFFECT OF PURCHASER DEFINITION.  Notwithstanding
anything to the contrary contained herein, the inclusion within the definition of the term "Purchaser" of any Affiliates of Pfizer shall not result in more than a single recovery against SB for a single breach of this Agreement.

          Section 9.17 INTEREST. Interest shall be payable on all payments pursuant to the terms hereof from either SB to Purchaser or from Purchaser to SB at the Barclay's LIBOR rate and shall run from and include the date that such payment is due until and excluding the date that such payment is made, provided that if this Agreement contains provisions for a different interest payment, such other interest payment provisions shall govern.


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          IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

                         PFIZER INC.



                         By:   /s/ Dr. Henry McKinnell
                             ------------------------------------------
                             Name:   Dr. Henry McKinnell
                             Title:  Executive Vice President and Chief
                                     Financial Officer


                         SMITHKLINE BEECHAM plc



                         By:   /s/ John B. Saunders
                             ------------------------------------------
                             Name:   John B. Saunders
                             Title:  Senior Vice President